UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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American Express Company

(Name of Registrant as Specified In Its Charter)

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AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME	Monday, May 2, 2011, at 9:00 a.m. Eastern Time

PLACE	American Express Company 200 Vesey Street, 26th Floor New York, New York 10285

ITEMS OF BUSINESS	(1) Election of Directors

(2) Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011

(3) Advisory vote on executive compensation

(4) Advisory vote on frequency of advisory executive compensation vote

(5) Shareholder proposal relating to cumulative voting for Directors

(6) Shareholder proposal relating to the calling of special shareholder meetings

(7) Such other business that may properly come before the Meeting

RECORD DATE	You can vote if you are a shareholder of record on March 4, 2011

Your vote is very important to us. Whether or not you plan to attend the Meeting, we encourage you to vote promptly.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 2, 2011. The Company’s Proxy Statement and 2010 Annual Report to Shareholders are available on the Company’s Web site at http://ir.americanexpress.com.

CAROL V. SCHWARTZ
Secretary & Corporate Governance Officer

March 22, 2011

AMERICAN EXPRESS COMPANY 200 VESEY STREET NEW YORK, NEW YORK 10285

March 22, 2011

PROXY STATEMENT

GENERAL INFORMATION

We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors of American Express Company for the 2011 Annual Meeting of Shareholders and for any adjournment or postponement of the Meeting. In this proxy statement, we refer to American Express Company as “the Company,” “we,” “our”, or “us.”

We are holding the Annual Meeting at 9:00 a.m. Eastern Time on Monday, May 2, 2011, at the Company’s New York City headquarters and invite you to attend in person. The Company has arranged for a live audio webcast and a replay of the 2011 Annual Meeting to be accessible to the general public on the Company’s Web site at http://ir.americanexpress.com. (Information from such site is not incorporated by reference into this proxy statement.)

We are pleased to be using the Securities and Exchange Commission (SEC) rule that allows companies to furnish proxy materials to shareholders over the Internet. By March 23, 2011, we will have mailed to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). This Notice contains instructions on how to access our proxy statement and 2010 Annual Report to Shareholders and vote online. By furnishing this Notice, we are lowering the costs and reducing the environmental impact of our Annual Meeting. Shareholders who do not receive the Notice will continue to receive a paper or electronic copy of our proxy statement and 2010 Annual Report, which we intend to start mailing on or about March 25, 2011.

We offer our shareholders the option to receive our proxy statements, annual reports and related materials electronically. If you currently receive a paper copy of our proxy materials mailed to your home and wish to receive the materials electronically in the future, you may register to receive electronic delivery in lieu of paper mailings, by visiting the Company’s Web site at http://ir.americanexpress.com.

VOTING INFORMATION

Record Date

You may vote all common shares that you owned as of March 4, 2011, which is the record date for the Annual Meeting. On March 4, 2011, we had 1,202,342,363 common shares outstanding and eligible to vote. Each common share is entitled to one vote on each matter properly brought before the Meeting.

Ownership of Shares

You may own common shares in one or more of the following ways:

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directly in your name as the shareholder of record, including shares purchased through our transfer agent’s BuyDIRECT stock purchase plan or restricted stock awards issued to employees under our long-term incentive plans;

•	indirectly through a broker, bank, or other holder of record in “street name”; or

•	indirectly through the American Express Company Stock Fund of our Retirement Savings Plan (RSP) or the Employee Stock Ownership Plan of Amex Canada, Inc.

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to our tabulating agent. If you hold your shares in street name, your broker, bank, or other holder of record is sending proxy materials to you and you may direct them how to vote on your behalf by completing the voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

How to Vote

Your vote is important. We encourage you to vote promptly. Telephone and Internet voting are available through 11:59 p.m. Eastern Time on Wednesday, April 27, 2011, for shares held in employee plans, and through 11:59 p.m. Eastern Time on Sunday, May 1, 2011, for all other shares.

You may vote in the following ways:

By Telephone	By Internet	By Mail
If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903.	You can vote your shares by Internet at www.proxyvote.com.	You can vote by mail by marking, dating, and signing your proxy card and returning it in the enclosed postage paid envelope, or by completing and mailing your voting instruction form, as applicable.

For telephone and Internet voting, you will need the 12-digit Control Number included on your Notice, on your proxy card, or in the instructions that accompany your proxy materials. The telephone and Internet voting systems have easy-to-follow instructions and allow you to confirm that the system has properly recorded your votes. If you vote by telephone or the Internet, you do not need to return your proxy card or your voting instruction form.

At the Annual Meeting. The way you vote your shares prior to the Meeting will not limit your right to change your vote at the Meeting if you attend in person and vote by ballot. If you hold your shares in street name and you want to vote in person by ballot at the Meeting, you must obtain a valid “legal proxy” from the record holder of your shares at the close of business on the record date indicating that you were a beneficial owner of shares, as well as the number of shares of which you were the beneficial owner on the record date, and appointing you as the record holder’s proxy to vote the shares covered by that proxy at the Meeting. You should contact your bank, broker, or other nominee to obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Meeting. If you sign and return your proxy card or voting instruction form without any voting instructions with respect to a matter, your shares will be voted as the Board of Directors recommends.

Revocation of Proxies. You can revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Secretary, (2) submit a later-dated proxy or voting instruction form, as applicable, (3) provide subsequent telephone or Internet voting instructions, or (4) vote in person at the Meeting.

Shares Held Under Plans

If you participate in the BuyDIRECT stock purchase plan, administered by BNY Mellon, the Company’s transfer agent, your proxy includes the number of shares enrolled in that plan as well as any shares you have acquired through dividend reinvestment. If you participate in the RSP or the Employee Stock Ownership Plan of Amex Canada, Inc., your proxy includes shares that the relevant plan has credited to your account.

To allow sufficient time for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. trustees to vote, the trustees must receive your voting instructions by 11:59 p.m. Eastern Time on Wednesday, April 27, 2011. If the trustees for the RSP and the Employee Stock Ownership Plan of Amex Canada, Inc. do not receive your instructions by that date, the trustees will not vote your shares.

Confidential Voting

We maintain the confidentiality of the votes of individual shareholders. Your vote will not be disclosed, unless the law requires disclosure, you authorize disclosure, or your vote is cast in a contested election. If you write comments on your proxy card or ballot, management may learn how you voted in reviewing your comments. In addition, the Inspectors of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Effect of Not Casting Your Vote

If you hold your shares in street name, you are receiving a voting instruction form which enables you to instruct your bank, broker, or other nominee as to how to vote your shares. Under New York Stock Exchange (NYSE) rules, brokers are permitted to exercise discretionary voting authority on “routine” matters when voting instructions are not received from a beneficial owner ten days prior to the shareholder meeting. The only “routine” item on this year’s Meeting agenda is Item 2 of this proxy statement (ratification of the Company’s independent registered public accounting firm).

Accordingly, if you hold your shares in street name, and you wish to have your shares voted on all items in this proxy statement, please complete and return your voting instruction form. If you do not submit your voting instructions, your shares will not be voted on any items with the exception that your broker may vote in its discretion on Item 2. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Meeting.

Quorum and Required Vote

Quorum. We will have a quorum and will be able to conduct the business of the Annual Meeting if the holders of a majority of the votes that shareholders are entitled to cast are present at the Meeting, either in person or by proxy.

Votes Required for the Election of Directors and Approval of the Proposals. To elect directors and adopt the other proposals, the following votes are required under our governing documents and New York State law:

Item	Vote Required	Effect of Abstentions and Broker Non-Votes on Vote Required*
Election of directors	Plurality of the votes cast in a contested election; approval of the majority of the votes cast in an uncontested election. Based on a shareholder notice we received, plurality voting will apply. See Other Matters on page 71.	Not considered as votes cast and have no effect on the outcome

Ratification of appointment of independent accounting firm	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

Advisory vote on executive compensation**	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

Advisory vote on frequency of advisory executive compensation vote**	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

Shareholder Proposals**	Approval of the majority of the votes cast	Not considered as votes cast and have no effect on the outcome

*	A broker non-vote occurs when a broker submits a proxy but does not vote for an item because it is not a “routine” item and the broker has not received voting instructions from the beneficial owner. As described under “Effect of Not Casting Your Vote”, your broker may vote in its discretion on the ratification of appointment of the Company’s independent accounting firm.

**	Advisory/Non-binding

There are no cumulative voting rights.

Multiple Shareholders Sharing the Same Address

We are sending only one Notice or one proxy statement and annual report to the address of multiple shareholders unless we have received contrary instructions from any shareholder at that address. This practice, known as “householding,” reduces duplicate mailings. If any shareholder residing at such an address wishes to receive an individual copy of the materials, or if you are receiving multiple copies of our proxy statement and annual report and would like to enroll in this service, please contact the Company’s Secretary. The contact information for the Company’s Secretary is on page 73.

Cost of Proxy Solicitation

We will pay the expenses of soliciting proxies on behalf of the Board of Directors. Our directors, officers, or employees may solicit proxies for us in person, or by mail, telephone, facsimile, or electronic transmission. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to help us distribute and solicit proxies. We will pay them $17,500 plus expenses for these services.

CORPORATE GOVERNANCE

Our business is managed by the Company’s employees under the direction and oversight of the Board of Directors. Except for Kenneth I. Chenault, our Chairman and Chief Executive Officer (CEO), none of our Board members is an employee of the Company. The Board limits membership of the Audit and Risk Committee, Compensation and Benefits Committee (Compensation Committee), and Nominating and Governance Committee (Nominating Committee) to independent directors. We keep directors informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in Board and Board Committee meetings, as well as through our director orientation and ongoing education efforts.

The Board of Directors has adopted Corporate Governance Principles (Governance Principles) which, along with the charters of the Board Committees, the Company’s Code of Conduct for employees, and the Code of Business Conduct for Directors, provide the framework for the governance of the Company. The Board of Directors has also appointed a Corporate Governance Officer to promote best practices and help the Company remain in the forefront of good corporate governance. The Corporate Governance Officer periodically reviews the Company’s governance principles and practices with the Nominating Committee to assure that they continue to reflect high standards.

A complete copy of the Company’s Governance Principles, the charters of each of the Board Committees and the Codes of Conduct for our employees and directors may be found on the Company’s Web site at http://ir.americanexpress.com. We describe below some of our key governance principles and practices.

Corporate Governance

Independence of Directors. The Company’s Governance Principles provide that a substantial majority of the Board of Directors will consist of independent, non-management directors who meet the criteria for independence required by the NYSE. A director is considered independent if the Board determines that he or she does not have a material relationship with the Company or one of its subsidiaries. The Board has established guidelines to assist it in determining director independence, and these guidelines can be found within the Corporate Governance Principles which may be accessed through the “Corporate Governance” link found on our Web site at http://ir.americanexpress.com.

Our director independence guidelines provide standards to assist our Board in determining which relationships and transactions may create a material relationship that would cause a director not to be independent. The guidelines cover, among other things, employment and compensatory relationships, relationships with our auditors, customer and business relationships, and contributions to not-for-profit organizations.

The Board annually reviews director independence. Based on our guidelines, on January 24, 2011, the Board determined that ten of the Company’s 13 director nominees are independent: Ms. Burns and Messrs. Akerson, Chernin, Leschly, Levin, McGinn, Miller, Reinemund, Walter, and Williams. The other director nominees, Ms. Barshefsky, Mr. Chenault, and Mr. Leonsis, are not independent under these guidelines.

In making independence determinations, the Board considers transactions between each director nominee and the Company. The Board has determined that the following categories of transactions will be deemed immaterial under our director independence guidelines:

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possession and use of an American Express® Card or use of any of the Company’s other products or services by a director or his or her immediate family members or their family businesses on terms and conditions similar to those available to other customers;

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incurring indebtedness to the Company, on the American Express® Card or otherwise as permitted by law, by a director or his or her immediate family members or their family businesses on terms and conditions similar to those available to other persons of like creditworthiness;

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transactions in the ordinary course of business between the Company and another company where the director or an immediate family member serves as an executive officer and/or in which the director or an immediate family member has an equity interest, provided the amounts paid or received by the other company did not exceed, in any of the last three fiscal years, the greater of $1 million or 1% of its consolidated gross revenues;

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transactions between the Company and another company where the director serves on the other company’s board and/or owns less than a 5% equity interest in the other company, regardless of the amount involved;

•	service on the board of another public company on which an executive officer of the Company also serves as a board member (except for compensation committee interlocks);

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service as a director, trustee, or executive officer of a not-for-profit organization, including where an executive officer of the Company also serves as a director or trustee, unless the annual contributions of the Company and the American Express Foundation to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 1% of the organization’s total annual revenues;

•	service as an executive officer of a public company that also uses the Company’s independent registered public accounting firm;

•	membership in the same professional association, social, fraternal or religious organization, or club as an executive officer of the Company; or

•	prior attendance at the same educational institution as an executive officer of the Company.

Our director independence guidelines provide that a material relationship with the Company will be deemed to exist if a director is a partner of or of counsel to a law firm that performs substantial legal services to the Company on a regular basis. Ms. Barshefsky is a partner of the law firm of WilmerHale, which firm provided legal services to us in 2010 at customary rates, and we may continue to use the services of this firm in 2011. As discussed under Certain Relationships and Transactions on pages 68 to 70, the Board also has determined that Mr. Leonsis is not an independent director.

Board Leadership

Chairman and CEO. The Company’s Governance Principles provide that ordinarily and in normal circumstances, the CEO will also serve as Chairman of the Board. The Board believes that the combination of an independent Lead Director (described below) and a combined Chairman and CEO serves the best interests of the Company at this time. By serving as both Chairman and CEO, Mr. Chenault has been able to draw on his intimate knowledge of the daily operations of the Company, industry and competitive developments, and the Company’s relationships with customers, employees, and business partners to provide the Board with leadership in setting its agenda and focusing its discussions. Mr. Chenault’s combined role as Chairman and CEO has also ensured that the Company presents its message and strategy to shareholders, employees, and customers with a unified voice.

Appointment of Independent Lead Director. The Nominating Committee reviews the Board’s leadership structure annually. In February 2011, the Company’s independent directors appointed Mr. Walter, who is Chairman of the Nominating Committee, to serve as the Board’s independent lead director (Lead Director), replacing the Company’s past practice of rotating presiding directors. Having an independent Lead Director will supplement the strong leadership that has historically been provided by each of the Board Committee Chairs. The Board believes that providing a clearly defined and significant independent Lead Director role, combined with having active, independent-minded, skilled, and committed directors, ensures effective Board oversight.

The Company’s Governance Principles provide that the Lead Director will be an independent director designated annually by the independent directors upon the recommendation of the Nominating Committee. The Lead Director will preside at all meetings of the Board at which the Chairman is not present, including the executive sessions of directors, and communicate Board member feedback to the Chairman and Chief Executive Officer, including as to Board informational needs and Board agenda items; will have the authority to call additional executive sessions of directors as appropriate; and will perform such other duties as the Board may from time to time designate.

Executive Sessions. The Company’s Governance Principles provide that non-management directors will meet in executive session at least three times per year, including one executive session of independent directors only. In addition, any director may request additional executive sessions of non-management or independent directors to discuss any matters of concern, and additional meetings of the independent directors may also be called at any time by the Lead Director. During 2010, the Board held four executive sessions of non-management directors, one of which included independent directors only.

Majority Voting for Directors. The Company’s Governance Principles provide that in a non-contested election (i.e., where the number of nominees is the same as the number of directors to be elected), the vote required to elect a director by the shareholders is the affirmative vote of a majority of the votes cast in favor of or against a nominee. In any such election of directors, any incumbent director who receives a greater number of votes “against” his or her election than votes “for” such election will immediately submit his or her resignation to the Board. The Board of Directors, excluding such individual, will decide whether or not to accept such resignation and will promptly disclose and explain its decision in a Form 8-K filed with the SEC within 90 days after the results of the election are certified. In deciding whether or not to accept the resignation, the Board will consider all factors deemed relevant, including the stated reason why shareholders who cast “against” votes did so, the qualifications of the director, and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders. The Board will also consider a range of possible responses to the shareholder vote, including, for example, acceptance of the resignation or rejection of the resignation and having the director continue to serve but curing the grievance causing the “against” votes.

In a contested election, the director nominees who receive the plurality of votes cast are elected as directors. Under the plurality standard, the number of persons equal to the number of vacancies to be filled who receive more votes than other nominees are elected to the Board, regardless of whether they receive a majority of votes cast. An election is considered contested under the Company’s certificate of incorporation if there are more nominees than positions on the Board to be filled at the meeting of shareholders as of the 14th day prior to the date on which the Company files its definitive proxy statement with the SEC. For the election of directors at the Meeting, based on a shareholder notice that we have received, there will be more nominees than the number of directors to be elected, and therefore, plurality voting will govern.

Communicating with Directors. Communications to the Board or to individual directors may be made by letter, e-mail, or telephone and should be directed in care of the Company’s Secretary, who will forward them to the intended recipients. If an interested party wishes to communicate a concern about the Company’s financial statements, accounting practices, or internal controls, the concern should be submitted in writing to the Chair of the Audit and Risk Committee in care of the Company’s Secretary. If the concern relates to the Company’s governance practices, business ethics, or corporate conduct, the concern should be submitted in writing to the Chair of the Nominating Committee in care of the Company’s Secretary. Matters relating to executive compensation may be directed to the Chair of the Compensation Committee in care of the Company’s Secretary. If the interested party is unsure as to which category his or her concern relates, he or she may communicate it to any one of the independent directors or to the Lead Director in care of the Company’s Secretary. The contact information for the Company’s Secretary is on page 73.

The Company’s “whistleblower” policy prohibits the Company or any of its employees from retaliating or taking any adverse action against anyone for raising a concern in good faith. If an interested party nonetheless prefers to raise his or her concern to the Board in a confidential or anonymous manner, the concern may be directed to the Office of the Ombudspersons at the Company’s headquarters or by telephone at 1-800-297-1010. An Ombudsperson will refer the concern to the Chair of the Audit and Risk Committee who will assure that the matter is properly investigated.

Special Shareholder Meetings. In February 2011, the Company amended its by-laws to allow holders of 25% of our common shares to call a special meeting of shareholders. The Board adopted this by-law amendment in response to input from the Company’s shareholders. The Board believes that a 25% ownership threshold provides an appropriate balance between ensuring the Board’s accountability to a large percentage of shareholders and enabling the Board and management to operate the Company effectively.

Management Succession Planning. The Board believes that one of its primary responsibilities is to oversee that the Company has the appropriate management talent to successfully pursue its strategies. Management succession is regularly discussed by the directors in Board meetings, in executive sessions of the Board, and in Board Committee meetings, as applicable. The Board annually conducts a detailed review of the Company’s talent strategies, leadership pipeline, and succession plans for key executive positions. Directors become familiar with potential successors for key management positions through various means, including the comprehensive annual talent review, informal meetings, Board dinners, and presentations to the Board.

We believe that the Board and the CEO should collaborate on succession planning and that the entire Board of Directors should be involved in the critical aspects of the CEO succession planning process, including establishing selection criteria, identifying and evaluating candidates, and making management succession decisions. Oversight of the management succession process is the responsibility of the Nominating Committee. Accordingly, the Company’s Governance Principles provide that:

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The Nominating Committee will assure that the Company has in place appropriate planning to address emergency CEO succession, CEO succession in the ordinary course of business, and succession for key members of senior management;

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The Company’s CEO succession planning will include criteria that reflect the Company’s business strategies, identification and development of potential internal candidates, and formal assessment processes; and

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Directors are expected to become sufficiently familiar with the Company’s executive officers so as to be able to offer personal feedback on the performance of such officers, including by participating in an annual executive talent review of the experience, capabilities, and performance of the Company’s senior management.

Director Stock Ownership. We believe that each director should have a substantial personal investment in the Company. A personal holding of 20,000 shares of the Company is recommended for each director. Directors are expected to acquire and maintain this share ownership threshold within five years of joining the Board.

Other. Non-management directors have access to individual members of management or to other employees of the Company on a confidential basis. Directors are authorized to conduct independent investigations and to hire outside consultants or experts at the Company’s expense. Directors also have access to Company records and files, and directors may contact other directors without informing Company management of the purpose or even the fact of such contact.

The Board of Directors encourages all its members to attend the Annual Meeting of Shareholders but understands there may be situations that prevent such attendance. In 2010, all but one of our directors was present at the Annual Meeting.

Board Meetings

Director Attendance. During 2010, the Board of Directors met ten times. All of our directors attended 75% or more of the meetings of the Board and Board Committees on which they served in 2010.

Committees of the Board. The following table lists our five Board Committees, the Chairs of each Committee, the directors who currently serve on them and the number of Committee meetings held in 2010.

Membership on Board Committees

Name	Audit and Risk	Compensation and Benefits	Innovation and Technology*	Nominating and Governance	Public Responsibility
Mr. Akerson	•			•
Ms. Barshefsky					C
Ms. Burns	•
Mr. Chenault
Mr. Chernin		•	•		•
Mr. Leschly		C			•
Mr. Leonsis			C
Mr. Levin	•				•
Mr. McGinn		•	•	•
Mr. Miller		•	•	•
Mr. Reinemund	•			•	•
Mr. Walter		•	•	C
Mr. Williams	C
2010 Meetings	14	14	1	6	3

*	The Innovation and Technology Committee was formed in July 2010.

C = Chair

• = Member

Audit and Risk Committee

All members of the Audit and Risk Committee are independent directors as required by the listing standards of the NYSE and the Company’s Governance Principles. The Board has also determined that each of the members of the Audit and Risk Committee meets the requirements for being an “audit committee financial expert” as defined by SEC rules. The Audit and Risk Committee meets regularly in executive session with the Company’s Chief Risk Officer with regard to the Company’s risk management processes, controls, and capabilities, with the Company’s General Auditor with regard to significant operational matters, internal controls, and other control matters, with the Company’s General Counsel with respect to significant legal, compliance, and regulatory matters, and with the Company’s independent registered public accounting firm.

The duties of the Audit and Risk Committee with respect to oversight of the Company’s financial reporting process are described in the following Report of the Audit and Risk Committee.

Report of the Audit and Risk Committee

The role of the Audit and Risk Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity to accounting principles generally accepted in the United States.

In the performance of its oversight function, the Audit and Risk Committee has reviewed and discussed with management and the independent auditors the Company’s audited financial statements. The Audit and Risk Committee also has discussed with the independent auditors the matters required to be discussed by Statement on

Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to communication with audit committees. In addition, the Audit and Risk Committee has received from the independent auditors the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, has discussed with the independent auditors their independence from the Company and its management, and has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

The Audit and Risk Committee discussed with the Company’s internal auditors and independent auditors the overall scope and plans for their respective audits. The internal auditors are responsible for preparing an annual audit plan and conducting internal audits under the control of the Company’s General Auditor, who is accountable to the Audit and Risk Committee. The Audit and Risk Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. In addition, the Audit and Risk Committee met with the Chief Executive Officer and Chief Financial Officer of the Company to discuss the processes that they have undertaken to evaluate the accuracy and fair presentation of the Company’s financial statements and the effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting.

Based on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Board of Directors, and the Board has approved, that the Company’s audited financial statements be included in the Company’s 2010 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.

AUDIT AND RISK COMMITTEE

Ronald A. Williams, Chairman

Daniel F. Akerson

Ursula M. Burns

Richard C. Levin

Steven S Reinemund

Compensation and Benefits Committee

All members of the Compensation Committee are independent directors as required by the listing standards of the NYSE and the Company’s Governance Principles. The Compensation Committee has oversight responsibility for the compensation of, and the compensation plans and arrangements covering, executive officers and designated key employees of the Company, as well as the Company’s employee benefit plans. As part of this oversight responsibility, among other duties, the Committee is responsible for approving an overall compensation philosophy and strategy for the Company and its executive officers, including the selection of performance measures aligned with the Company’s business strategy, and in accordance with applicable regulations, reviewing the Company’s compensation practices to ensure that they do not encourage excessive risk taking.

The processes and procedures by which the Compensation Committee considers and determines named executive officer compensation are described in the Compensation Discussion and Analysis included in this proxy statement. The Compensation Committee may delegate certain of its responsibilities to one or more Compensation Committee members, senior executives, or committees in accordance with applicable laws, regulations, and plan requirements.

Compensation Committee Interlocks and Insider Participation. The current members of the Compensation Committee are Messrs. Chernin, Leschly, McGinn, Miller, and Walter. None of the current members is a former or current officer or employee of the Company or any of its subsidiaries. None of the current members has any relationship required to be disclosed under this caption under the rules of the SEC.

Innovation and Technology Committee

The Innovation and Technology Committee was established by the Board of Directors in July 2010 to assist the Board in its oversight of strategic innovation and technology. In carrying out its responsibilities, this Committee is responsible for reviewing and making recommendations to the Board on major strategies and plans developed by management relating to the Company’s approach to technological and commercial innovation, the innovation and technology acquisition process to assure ongoing business growth, and measurement and tracking systems in place to achieve successful innovation.

Nominating and Governance Committee

All members of the Nominating Committee are independent directors as required by the listing standards of the NYSE and the Company’s Governance Principles. The Nominating Committee considers and recommends candidates for election to the Board, advises the Board on director compensation, oversees the annual performance evaluations of the Board and Board Committees, advises the Board on corporate governance and Board leadership, administers the Company’s Related Person Transaction Policy, and oversees the Company’s management succession process.

Director Nomination Process. The Nominating Committee considers and recommends the annual slate of director nominees. In so doing, the Nominating Committee reviews the skills, experience, and qualifications of each nominee, as well as the performance as a director of each incumbent nominee. The Nominating Committee also assesses the knowledge, skills, and experiences of the Board as a whole in relation to the strategic vision and business circumstances of the Company to determine if there is particular knowledge, skills, or expertise that it should seek to add to the Board. The Nominating Committee will consider candidates for election to the Board who are submitted by shareholders. Each member of the Nominating Committee participates in the review and discussion of director candidates. Where appropriate, directors who are not on the Nominating Committee are encouraged to meet with and evaluate the suitability of potential candidates.

Director Criteria and Qualifications. Our Governance Principles provide that directors should be persons who have achieved prominence in their fields and who possess significant experience in areas of importance to the Company, such as general management, finance, marketing, technology, law, international business, and public sector activities. The minimum personal characteristics that must be met by a nominee include integrity, independence, energy, forthrightness, strong analytical skills, and the commitment to devote the necessary time and attention to the Company’s affairs. Candidates must also demonstrate a willingness to work as part of a team in an atmosphere of trust and a commitment to represent the interests of all shareholders rather than those of a specific constituency. Candidates are assessed based on their history of achievement, background, specific skills, expertise or experience, and personal attributes. The Nominating Committee also looks for directors who have the ability to challenge and stimulate management. Our directors’ qualifications and experience are discussed on pages 17 to 24.

Our Governance Principles provide that while the Board need not adhere to a fixed number of directors, generally a board composed of 12 to 14 directors offers a sufficiently large and diverse group to address the important issues facing the Company while being small enough to encourage personal involvement and discussion. While the Company does not have a specific policy on diversity, the Company’s Governance Principles state that the Board of Directors should be diverse, engaged, and independent. The Nominating Committee considers diversity, including gender and racial diversity, in its recruitment of directors and considers that the current Board reflects diversity of skills, backgrounds, and experiences.

Shareholders who wish to submit nominees for election at an annual or special meeting of shareholders should follow the procedure described on page 71. The Nominating Committee applies the same standards in considering candidates submitted by shareholders as it does in evaluating candidates submitted by directors.

Public Responsibility Committee

The Public Responsibility Committee reviews issues that affect the communities in which we work or the public interest in general. These issues include legislation and regulation affecting the Company, philanthropic programs, the Company’s political action committee and corporate political contributions, government relations activities, other policies affecting the communities in which the Company operates, and the environment.

Political Activities. The Company reports regularly to the Public Responsibility Committee regarding its engagement in the public policy arena, and its fundraising activities and political contributions. Information regarding the Company’s political activities, including annual U.S. political contributions, may be found on the Company’s Web site at http://ir.americanexpress.com.

Risk Oversight

The key objective of risk management at the Company is to maintain and continuously improve risk management controls and processes in order to enable profitable growth and deliver outstanding customer service, while managing adverse developments. This objective is accomplished by investing in talent and global capabilities as well as by creating a company-wide culture focused on risk-return tradeoffs within established risk limits, and identifying excessive, unacceptable, and uneconomic risks. The Company relies on its comprehensive enterprise risk management process (ERM) to aggregate, monitor, measure, and manage risks. The ERM approach is designed to enable the Board of Directors to establish a mutual understanding with management of the effectiveness of the Company’s risk management practices and capabilities, to review the Company’s risk exposure, and to elevate certain key risks for discussion at the Board level. The Company’s ERM program is overseen by its Chief Risk Officer, who is an executive officer of the Company and a member of the Company’s most senior management.

Enterprise risks are identified by management and are overseen by the Board, or appropriate Board Committee in the case of risks that are under the purview of a particular Committee. Board Committees report regularly to the Board on the matters reviewed at the Committee level. The Board monitors the “tone at the top” and culture of the Company, oversees strategic risks through regular and comprehensive reviews of the Company’s strategies and plans, and reviews specific risks as needed. The Board approves decisions regarding major strategic initiatives, such as acquisitions and divestitures, major investments, financings, and capital commitments.

The Audit and Risk Committee approves the Company’s Enterprise-wide Risk Management Policy, which defines risk management objectives, risk appetite, risk limits, and escalation triggers, and establishes the internal governance structure for managing risks. The Policy focuses on the major risks that are relevant to the Company given its business model—credit risk (individual and institutional), operational risk, and reputational risk. The Audit and Risk Committee also approves the risk policies governing the areas of individual credit risk, institutional credit risk, market risk, liquidity risk, operational risk, as well as the policy governing the launch of new products and services. Internal management committees, including the Enterprise Risk Management Committee (ERMC), chaired by the Company’s Chief Risk Officer, and the Asset-Liability Committee (ALCO), chaired by the Company’s Chief Financial Officer, are responsible for implementing the policies across the Company. Policies governing reputational risk management and model governance and validation are approved by the ERMC. Policies governing capital management and investments are approved by the ALCO. The Audit and Risk Committee receives regular reports from senior risk leaders on risk management of the major risks referred to above and on the areas of compliance, fraud, technology and information security, and privacy risks. The Audit and Risk Committee meets regularly in private session with the Company’s Chief Risk Officer and other senior management with regard to the Company’s risk management processes, controls, and capabilities.

The Compensation Committee oversees the Company’s executive compensation arrangements, including the Company’s actions to foster the appropriate linkage between pay and performance, attract and retain high-performing executive talent with the skills needed to promote the Company’s success, and develop compensation programs that are aligned with the Company’s strategy and risk profile. The Compensation Committee meets periodically with the Chief Risk Officer to assess the effectiveness of the design and operation of the Company’s incentive compensation programs in controlling excessive risk taking. After the end of each year, the Chief Risk Officer reviews with the Committee his assessment of the material risks inherent in the Company’s businesses, the time horizons over which those risks may materialize, and whether the Company achieved its results through taking economic and controlled risks consistent with the Company’s risk tolerance and without incurring excessive risks. In addition, annual goals established for the Company’s business units and staff groups include a comprehensive framework of risk-related metrics measuring both risk outcomes and risk culture.

COMPENSATION OF DIRECTORS

The following table provides information on the Company’s compensation of non-management directors for 2010. In addition, the Company reimburses directors for reasonable out-of-pocket expenses attendant to Board membership.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Mr. Akerson	$130,000	$150,000	$0	$24,238	$16,339	$320,577
Ms. Barshefsky	$100,000	$150,000	$0	$0	$26,558	$276,557
Ms. Burns	$110,000	$150,000	$0	$0	$24,646	$284,646
Mr. Chernin	$100,000	$150,000	$0	$0	$11,460	$261,460
Mr. Leschly	$115,000	$150,000	$0	$0	$16,339	$281,339
Mr. Levin	$110,000	$150,000	$0	$0	$8,836	$268,836
Mr. Leonsis(6)	$45,000	$0	$0	$0	$505,113	$550,113
Mr. McGinn	$100,000	$150,000	$0	$0	$16,339	$266,339
Mr. Miller	$100,000	$150,000	$0	$0	$25,185	$275,185
Mr. Reinemund	$105,000	$150,000	$0	$0	$8,836	$263,836
Mr. Walter	$130,000	$150,000	$0	$0	$22,127	$302,127
Mr. Williams	$110,000	$150,000	$0	$0	$15,072	$275,072

(1)	Annual Retainers. In 2010, the Company paid its non-management directors an annual retainer of $90,000 for Board service and paid an additional annual retainer of $20,000 to members of the Audit and Risk Committee and $10,000 to members of the Compensation Committee, including the Chairs. The Company also paid an annual retainer to the Chair of each of the Committees as follows: Audit and Risk $20,000; Compensation $15,000; Nominating $10,000; and Public Responsibility $10,000. The Company pays no fees for attending meetings, but the annual retainer for Board service of $90,000 is reduced by $20,000 if a director does not attend at least 75% of our Board meetings and meetings of any Committee on which he or she serves. All the non-management directors, except for Messrs. McGinn and Reinemund, deferred all or a portion of their 2010 retainers into a cash account, a share equivalent unit account, or both, under the Deferred Compensation Plan for Directors and Advisors described below in note 2.

(2)	Share Equivalent Unit Plan. To assure that each non-management director’s annual compensation is aligned with shareholder interests, each non-management director is credited with share equivalent units (SEUs) having a value of $150,000 upon election or re-election at each annual meeting of shareholders. Each SEU reflects the value of a common share of the Company. Each director receives additional SEUs as dividend equivalents on the units in his or her account. SEUs do not carry voting rights and must be held until a director ends his or her service. At that time, each SEU is payable in cash equal to the then value of one Company common share. The SEUs do not count toward the share ownership guidelines we have established for directors.

Upon his or her re-election to the Board on April 26, 2010, each non-management director was credited with 3,165 SEUs, based on the price of Company common shares on such date. We have reported in this column the aggregate grant date fair value of these SEUs in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation.

As of December 31, 2010, the SEU balance in each director’s account was: Mr. Akerson 24,459; Ms. Barshefsky 38,802; Ms. Burns 37,740; Mr. Chernin 17,610; Mr. Leschly 24,459; Mr. Leonsis 0; Mr. Levin 13,928; Mr. McGinn 24,459; Mr. Miller 38,349; Mr. Reinemund 13,928; Mr. Walter 32,583; and Mr. Williams 24,063. These amounts represent the aggregate number of SEUs granted under the Share Equivalent Unit Plan for all years of service as a director, additional units credited as a result of the reinvestment of dividend equivalents, and, for directors who participated in the SEU option under the Company’s Deferred Compensation Plan for Directors and Advisors, retainer amounts deferred into their SEU account and dividend equivalents thereon.

Deferred Compensation Plan for Directors and Advisors. Non-management directors may defer the receipt of up to 100% of their annual cash retainer fees into either: (1) a cash account in which amounts deferred will be credited either to an account linked to 120% of the applicable federal long-term rate for December of the prior year, and/or (2) their SEU account. Under either alternative, directors will receive cash payments and will not receive shares upon payout of their deferrals.

(3)	Option Awards. The Company has not granted stock options to directors since April 2002. In April 2002 and in prior years, the Company made stock option grants to each non-management director on the date of the annual shareholders’ meeting. As of December 31, 2010, Mr. Leschly had 6,854 vested outstanding options.

(4)	Retirement Benefits. We offer no retirement benefits to non-management directors who began their Board service after March 31, 1996. We pay a retirement benefit to non-management directors who began their Board service on or before March 31, 1996, have served on our Board for at least five years, and have never been our employees. The retirement benefit consists of a payment of $30,000 per year for each year a director served on the Board. Payments cease after a director’s death. One of our current directors, Mr. Akerson, is eligible to receive retirement benefits in the future. Included in this column is the change in actuarial present value from 2009 to 2010 of the accumulated benefit for Mr. Akerson in the amount of $24,238.

(5)	Insurance. We provide our non-management directors who were directors for the full fiscal year with group term life insurance coverage of $50,000. The group life insurance policy is provided to the directors on a basis generally available to all Company employees. This column includes the premium paid for such coverage.

Dividend Equivalents. Dividend equivalents are reinvested in additional units for all directors based upon total SEUs held at the time of Company quarterly dividend payment dates. This column includes the fair market value of the dividend equivalents received by the directors during 2010 in the amounts stated: Mr. Akerson $16,294; Ms. Barshefsky $26,513; Ms. Burns $24,602; Mr. Chernin $11,415; Mr. Leschly $16,294; Mr. Levin $8,791; Mr. McGinn $16,294; Mr. Miller $25,141; Mr. Reinemund $8,791; Mr. Walter $22,083; and Mr. Williams $15,027.

Directors’ Charitable Award Program. The Company maintains a Directors’ Charitable Award Program for directors elected prior to July 1, 2004. To fund this program we purchased joint life insurance on the lives of participating directors, including Mr. Chenault. We will receive a $1,000,000 benefit following the death of a director, and we expect to donate one-half of the benefit to the American Express Foundation and one-half to the charitable organization that the director recommends. In 2010, the Company paid no premiums for policies on the participating directors.

Matching Gift Program. Directors are eligible to participate in the Company’s Matching Gift Program on the same basis as Company employees. Under this program, the American Express Foundation matches gifts to approved charitable organizations up to $8,000 per calendar year.

(6)	Consulting Agreement. As described on page 69, in July 2010 the Board of Directors elected Mr. Leonsis to the Board and at the same time asked him to devote significant time beyond that spent as a director to advise the Company in the areas of digital, online and mobile payments, strategic initiatives, technology development, and potential transactions. The Board approved a consulting services agreement between Mr. Leonsis and the Company. Amounts in this column include consulting fees in the amount of $505,113 earned by Mr. Leonsis in 2010.

OWNERSHIP OF OUR COMMON SHARES

The table below shows how many American Express Company common shares certain individuals and entities beneficially owned on March 4, 2011. These individuals and entities include: (1) owners of more than 5% of our outstanding common shares; (2) our current directors; (3) the executive officers named in the Summary Compensation Table on page 48; and (4) all current directors and executive officers as a group. A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the shares, except as we describe below.

Name	Number of Shares Owned(3)(4)		Right to Acquire(5)	Percent of Class(%)
Warren Buffett, Berkshire Hathaway Inc. and subsidiaries 1440 Kiewit Plaza Omaha, NE 68131	151,610,700	(1)	—	12.61%
Davis Selected Advisers, LP 2949 East Elvira Road, Suite 101 Tucson, AZ 85756	66,218,899	(2)	—	5.51%
Daniel F. Akerson	85,541		—	*
Charlene Barshefsky	20,134		—	*
Ursula M. Burns	20,000		—	*
Kenneth I. Chenault(6)	984,067		3,835,876	*
Peter Chernin	24,400		—	*
Edward P. Gilligan	240,083		1,541,632	*
Daniel T. Henry	60,414		495,072	*
Theodore J. Leonsis	25,000		—	*
Jan Leschly	155,559		3,427	*
Richard C. Levin	2,000		—	*
Richard A. McGinn	18,412		—	*
Edward D. Miller	20,000		—	*
Steven S Reinemund	20,000		—	*
Daniel H. Schulman	150,488		—	*
Stephen J. Squeri	136,621		856,009	*
Robert D. Walter	230,300		—	*
Ronald A. Williams	27,500		—	*
All current directors and executive officers (24 individuals)(7)	2,976,908		11,836,046	1.23%

*	Less than 1%.

(1)	Based on information contained in a report on Form 13F that Berkshire Hathaway Inc. (Berkshire) filed with the SEC, which contained information as of December 31, 2010. Of the shares listed in the table, National Indemnity Co. beneficially owns 120,255,879 shares. National Indemnity Co. is a subsidiary of Berkshire. Mr. Buffett, Berkshire and certain subsidiaries of Berkshire share voting and investment power over these shares. Based on information provided to the Company, Mr. Buffett owns 33.9% of the aggregate voting power of the outstanding shares of Berkshire’s Class A Common Stock and Class B Common Stock. As a result of this ownership position in Berkshire, Mr. Buffett may be considered the beneficial owner of the shares that Berkshire beneficially owns.

In 1995 we signed an agreement with Berkshire designed to ensure that Berkshire’s investment in our Company will be passive. The agreement remains in effect so long as Berkshire owns 10% or more of our voting securities. Berkshire made similar commitments to the Board of Governors of the Federal Reserve System. Berkshire and its subsidiaries have also agreed to follow our Board of Directors’ recommendations in voting Company common shares they own so long as Mr. Chenault is our Chief Executive Officer and

Berkshire owns 5% or more of our voting securities. With certain exceptions, Berkshire and its subsidiaries may not sell Company common shares to any person who owns more than 5% of our voting securities or who attempts to change the control of the Company.

(2)	Based on information contained in a report on Schedule 13G that Davis Selected Advisers, LP filed with the SEC, which contained information as of December 31, 2010.

(3)	This column includes shares held in RSP accounts on March 4, 2011, as follows:

Name	Number of Shares in Plan Accounts
K.I. Chenault	22,432
E.P. Gilligan	1,581
D.T. Henry	19
D.H. Schulman	0
S.J. Squeri	4,631
All current executive officers	63,141

(4)	Certain executive officers held restricted shares on March 4, 2011, which we include in this column. Restricted stock units are not included in this table, since they are not beneficially owned under SEC rules. The executive may vote the restricted shares, but may not sell or transfer them during the restricted period. These restrictions lapse over a period of years ending in 2014. The individuals in the table held the following number of restricted shares:

Name	Number of Restricted Shares
K.I. Chenault	0
E.P. Gilligan	139,676
D.T. Henry	0
D.H. Schulman	150,488
S.J. Squeri	38,545
All current executive officers	424,432

(5)	These are shares that the named individuals have the right to acquire within 60 days upon the exercise of stock options they hold.

(6)	Includes 375,535 shares that are beneficially owned by Mr. Chenault and serve as security for a credit facility that he may draw on from time to time. The current outstanding balance on that facility is zero. The remaining 500,000 shares that Mr. Chenault owns are not part of this facility.

(7)	On March 4, 2011, the current directors and executive officers beneficially owned 14,812,954 shares, or about 1.23% of our outstanding shares. No current director or executive officer beneficially owned more than 1% of our outstanding shares.

ELECTION OF DIRECTORS

Item 1—Election of Directors

Our Board of Directors currently has 13 members. Each current director is standing for re-election to hold office until the next Annual Meeting of Shareholders and until his or her successor is duly elected and qualified. If a director resigns or retires during the year, the Board of Directors, with input from the Nominating Committee, may elect another director as a replacement. The Board may also add new members during the year based on a number of factors, such as the size of the Board and the Board’s desire to add fresh perspectives or expertise. In July 2010, the Board elected Theodore J. Leonsis as a new director. Mr. Leonsis is an Internet pioneer with extensive experience in digital businesses, and he had been advising the Company on digital and online payments strategy since the beginning of 2010 after the Company acquired Revolution Money Inc., of which he had been Chairman.

The Board has appointed Daniel T. Henry, Louise M. Parent, and Carol V. Schwartz as proxies who will vote your shares on your behalf. These individuals intend to vote for the election of each of the 13 candidates nominated by the Board unless you indicate on the proxy or voting instruction form that your vote is withheld from any or all of the nominees. The telephone and Internet voting procedures will include instructions on how to withhold your vote. We expect that each nominee will be able to serve if elected as a director. However, if any nominee is not able to serve, the persons named as proxies may vote for another person as nominated by the Nominating Committee.

As described on pages 71 to 72 under Other Matters, Peter Lindner, a former employee of the Company, notified the Company in January 2011 of his request that he be listed by the Company as a nominee for election to the Company’s Board of Directors at the Meeting and of his intention to nominate himself at the Meeting. The Company determined not to nominate him as a director. However, based on his notice, the number of nominees for election at the Meeting will exceed the number of directors to be elected, which will result in a contested election. Under the Company’s majority voting policy, in a contested election majority voting is replaced by plurality voting, so that the number of persons equal to the number of directors to be elected who receive more votes than other nominees will be the persons elected to the Board for the following year. The Board recommends that you vote your shares for the candidates nominated by the Board.

Director Qualifications and Experience

The Board of Directors, acting through the Nominating Committee, seeks a Board of Directors that, as a whole, possesses the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. The Nominating Committee reviews the size of the Board, the tenure of our directors, and their skills, backgrounds, experiences, and contributions in determining the slate of nominees and whether to seek one or more new candidates. The Nominating Committee seeks directors with established records of significant accomplishment in business and areas relevant to our strategies and who also share the individual characteristics identified in our Governance Principles that we believe are essential to achieve a well-functioning deliberative body: integrity, independence, energy, forthrightness, analytical skills, commitment to the Company and to the interests of all shareholders, and willingness to challenge and stimulate management in an environment of trust. We believe that all of our director nominees share these important characteristics, which has resulted in an active, highly engaged, and well-functioning Board of Directors.

Our Company is a global service company that provides customers with access to products, insights, and experiences that enrich lives and build business success. We provide innovative payment, travel, and expense management solutions for individuals and businesses of all sizes around the world. We have a highly valued brand, we are regulated in many jurisdictions, and we operate in a rapidly evolving, technology-dependent, and highly competitive environment. Our directors’ skills, expertise, backgrounds, and experiences collectively encompass the following areas:

•	Banking and financial services industry experience, which is relevant to understanding our business operations, competitive environment, and regulatory requirements;

•	Digital, online, mobile, and technology experience, which is relevant as we evolve our traditional businesses for an increasingly digital world;

•

Government, legal, and public policy experience, which is relevant to the oversight of our Company’s legal and regulatory compliance, government and regulatory relations, and social and public responsibility;

•	Brand management and marketing expertise, which is relevant as we fulfill our vision to be the world’s most respected service brand;

•	Global expertise, which is relevant as we grow our businesses in international and emerging markets;

•	Financial expertise, which is relevant to advising on and overseeing our capital structure, financing and capital markets strategies, investments, financial reporting, and internal controls;

•

Financial, investment, and mergers and acquisitions expertise, which is relevant to advising on our business development, acquisition, and joint venture strategies and to evaluating potential business partners and business plans;

•

Public company board and committee experience, which is relevant to providing guidance and insights relating to company and board governance, board operations and effectiveness, oversight of financial reporting, compliance, controls and risk management, assessment of management performance, and oversight of our corporate citizenship philosophy and programs.

Our directors have held senior positions as leaders of various large, complex organizations and in government, demonstrating their ability to develop and execute significant and complex policy and operational objectives at the highest levels. Many of our directors have been chief executive or chief operating officers of large, global businesses through which they have developed expertise and experience in core business skills such as strategy and business development, responding to rapidly evolving business environments, fostering innovation, operations, talent management and leadership development, and compliance, controls and risk management.

The expertise, skills and experiences of our directors enable the Board to provide sound judgment, critical viewpoints, and guidance about the issues, opportunities and challenges facing the Company in today’s environment and to evaluate our performance.

The Board of Directors recommends a vote FOR the election of these nominees as Directors.

We indicate below, in italics, the principal occupation of each nominee. We also indicate other information about the backgrounds and experiences of the nominees including specific qualifications, experience, skills and expertise considered by the Nominating Committee as relevant to each of the nominee’s candidacy as a director.

DANIEL F. AKERSON	Director since 1995	Age 62

Chairman and Chief Executive Officer, General Motors Company, since January 2011 and Chief Executive Officer since September 2010. Prior to joining General Motors, Mr. Akerson was a Managing Director of The Carlyle Group, a private equity firm (from March 2003 to August 2010), serving variously as the head of global buyout and as co-head of U.S. buyout. Mr. Akerson has been a director of General Motors since July 2009. He is a former director of Booz Allen Hamilton, Inc., Freescale Semiconductor, Inc., Manor Care, Inc., MultiPlan, Inc., Time Warner, Inc. and XO Holdings, Inc. Mr. Akerson served as a chairman, chief executive officer, or president of several major companies including General Instrument Corp. (1993 to 1995), MCI Communications Corp. (1983 to 1993), Nextel Communications Inc. (1996 to 1999), and XO Communications (late 1999 to 2003). Mr. Akerson led the successful restructuring of XO Communications, Inc., which filed a voluntary bankruptcy petition in June 2002.

Specific qualifications, experience, skills, and expertise:

•	Operating and senior management experience, including as chief executive officer, in global technology-related and consumer goods businesses

•	Core business, management, and leadership skills

•	Financial, investment, mergers and acquisitions, and global expertise

•	Public company director and committee experience

Mr. Akerson is an accomplished executive with extensive public company operating and management experience, and he brings to the Board his financial expertise, business analytic skills, and outstanding financial, operational, and core business skills as well as the perspective of a current chief executive officer and his public company director experience.

CHARLENE BARSHEFSKY	Director since 2001	Age 60

Senior International Partner, WilmerHale, multinational law firm, Washington, D.C., since 2001, practicing in areas including international business transactions, government relations, market access, and regulation of business and investment. Prior to joining WilmerHale, Ambassador Barshefsky was the United States Trade Representative and a member of the President’s Cabinet from 1997 to 2001 and Acting and Deputy United States Trade Representative from 1993 to 1996, during which time she served as chief trade negotiator and principal trade policymaker for the United States and negotiated complex market access, regulatory, and investment agreements with virtually every major country in the world. Amb. Barshefsky is a director of The Estée Lauder Companies Inc., Starwood Hotels & Resorts Worldwide, Inc., and Intel Corporation. She is a trustee of the Howard Hughes Medical Institute and a member of the Council on Foreign Relations. Through her government and private experience, Amb. Barshefsky has substantial expertise in doing business in China and other emerging markets.

Specific qualifications, experience, skills, and expertise:

•	Senior leadership and government experience

•	Government, legal, and public policy expertise

•	Public company director and committee experience at global technology and consumer branded corporations

•	Global expertise

Ambassador Barshefsky brings to the Board a combination of high-level U.S. government service, experience as a strategic advisor to numerous U.S. and international companies with respect to their international businesses, experience with foreign governments, and broad legal and public policy expertise, as well as her public company director experience.

URSULA M. BURNS	Director since 2004	Age 52

Chairman and Chief Executive Officer, Xerox Corporation, a global company engaged in business processes and document management, since May 2010; Chief Executive Officer and Director since July 2009; President and Director, April 2007 to July 2009; Senior Vice President and President, Business Group Operations, January 2003 to April 2007. Ms. Burns is a director of The University of Rochester, The National Academy Foundation, CASA (The National Center on Addiction and Substance Abuse) at Columbia University, Massachusetts Institute of Technology, the U.S. Olympic Committee, and FIRST (For Inspiration and Recognition of Science and Technology). Ms. Burns was named by President Barack Obama to help lead the White House national program on STEM (Science, Technology, Engineering, and Math) in November 2009 and was appointed Vice Chair of the President’s Export Council in March 2010. Ms. Burns is a former director of Boston Scientific Corporation.

Specific qualifications, experience, skills, and expertise:

•	Operating and senior management experience, including as chief executive officer, at a technology-driven global business services company

•	Core business, management, and leadership skills

•	Global and technology expertise

•	Public company director and committee experience

Ms. Burns has extensive senior management, operating, and leadership experience through her business career at Xerox. Ms. Burns brings to the Board her core business and leadership skills, her perspective as a current CEO of a technology-driven global company, her experience in driving innovation, technology development, and business expansion, as well as her public company director and public policy experience.

KENNETH I. CHENAULT	Director since 1997	Age 59

Chairman and Chief Executive Officer, American Express Company, April 2001 to present; Chief Executive Officer, January 2001 to April 2001. Mr. Chenault serves as a director of International Business Machines Corporation and The Procter & Gamble Company. Mr. Chenault was appointed by President Barack Obama to the President’s Council on Jobs and Competitiveness in February 2011. Mr. Chenault is a member of The World Trade Center Memorial Foundation and a trustee of the NYU Hospitals Center and the New York University School of Medicine Foundation.

Specific qualifications, experience, skills, and expertise:

•

Company Chief Executive Officer’s unique perspective and insights, including in respect of the Company’s businesses, relationships, competitive and financial positioning, senior leadership, and strategic opportunities and challenges

•	Operating, business, and senior management experience as chief executive officer of a global business

•	Expertise in payments, network, and travel businesses and in brand management

•	Core business, management, and leadership skills

•	Public company director and committee experience

Mr. Chenault brings the unique perspective of the Company’s Chief Executive Officer, his expertise in the payments, network, and travel businesses, his relationships in the United States and internationally with the Company’s customers, suppliers, and business partners, and his deep knowledge of the Company’s industry, competitive developments, and executive talent, as well as his public company director experience, to his leadership of the Board.

PETER CHERNIN	Director since 2006	Age 59

Founder and Chairman, Chernin Entertainment, Inc., a film and television production company, and The Chernin Group, which is involved in strategic opportunities in media, technology, and entertainment, June 2009 to present. Mr. Chernin was President, Chief Operating Officer, and a director of News Corporation from October 1996 to June 2009, and was Chairman and Chief Executive Officer of the Fox Group, where he oversaw the global operations of the company’s film, television, satellite cable, and digital media businesses. At News Corporation, Mr. Chernin led the company’s expansion into the broadband and mobile markets, through the creation of Fox Interactive Media, Hulu, Jamba, and other digital properties. Mr Chernin is a chairman and co-founder of Malaria No More and a director of the Harvard AIDS Initiative. Mr. Chernin is a former director of News Corporation, DirecTV, Inc., and Gemstar/T.V. Guide International.

Specific qualifications, experience, skills, and expertise:

•	Operating and senior management experience at a leading global media corporation

•	Core business, management, and leadership skills

•	Expertise in online and digital markets, media, social networking, and other new technologies

•	Public company director and committee experience

Mr. Chernin brings to the Board his extensive senior leadership, financial, and management experience, and his expertise in building industry leading businesses, developing innovative and forward-thinking approaches, and expanding traditional businesses in online and digital markets, as well as his core business skills and public company director experience.

THEODORE J. LEONSIS	Director since 2010	Age 55

Chairman and Chief Executive Officer, Monumental Sports & Entertainment, LLC, a sports and entertainment company that owns the NBA’s Washington Wizards, NHL’s Washington Capitals, WNBA’s Washington Mystics, the Verizon Center in Washington, D.C. and the Baltimore-Washington Ticketmaster franchise, since 1999. Mr. Leonsis is also a Vice Chairman Emeritus of AOL LLC, a leading global ad-supported Web company, since December 2006.

Mr. Leonsis held a number of other executive positions with AOL from September 1994 to December 2006, most recently as Vice Chairman and President, AOL Audience Business. Mr. Leonsis is a filmmaker, an author, and a director of Rosetta Stone, NutriSystem, Inc., and several private Internet and technologies companies including Groupon, Clearspring Technologies, and SnagFilms. Mr. Leonsis was Chairman of Revolution Money, Inc., which the Company acquired in January 2010.

Specific qualifications, experience, skills, and expertise:

•	Operating and senior management experience at technology-driven global Internet services company

•	Internet pioneer, including as founder of a company considered the first new-media marketing business

•	Expertise in identifying business opportunities and driving new strategies based on changing technologies, social media, digital marketing, and the Internet

•	Brand management and marketing expertise

Mr. Leonsis is an acknowledged innovator and Internet entrepreneur. He brings to the Board his experiences in digital businesses, his innovative approaches, and his expertise in identifying business opportunities and driving new strategies based on changing technologies, social media, and the Internet.

JAN LESCHLY	Director since 1997	Age 70

Founder and Chairman, Care Capital LLC, a private investment firm, since May 2000. Prior to establishing Care Capital, Mr. Leschly was Chief Executive Officer of SmithKline Beecham PLC from 1994 to 2000. Mr. Leschly serves as a director of The A.P. Moller-Maersk Group, Vaxart Pharmaceuticals, and Elevation Pharmaceuticals. He is Chairman of the Board of Directors of EPIGenesis Pharmaceuticals Inc. and an Adjunct Professor at the Copenhagen Business School. Mr. Leschly is a former director of Viacom, Inc. and Dynavax Technologies, Inc.

Specific qualifications, experience, skills, and expertise:

•	Operating and management experience, including as chief executive officer, of global consumer, branded businesses

•	Core business, management, and leadership skills

•	Financial, investment, and mergers and acquisitions expertise

•	Public company director and committee experience

Mr. Leschly brings to the Board his extensive experience growing and leading a global consumer, branded corporation, his financial, investment, brand management, leadership, and core business skills, his expertise in evaluating and guiding new business ventures, and his public company director experience.

RICHARD C. LEVIN	Director since 2007	Age 63

President, Yale University, a private, independent university, since July 1993, and Frederick William Beinecke Professor of Economics. Former Chair of Yale’s Economics Department and Dean of Yale’s Graduate School of Arts and Science. Mr. Levin is a trustee of the William and Flora Hewlett Foundation, one of the largest philanthropic organizations in the United States. He is a member of the National Committee on United States-China Relations and a Fellow of the American Academy of Arts and Sciences. Mr. Levin is a trustee and vice chair of The Climate Works Foundation. He is a director of C-3, an energy resource management company, and a former director of Satmetrix Systems, Inc. and Lucent Technologies. Mr. Levin has served on a number of Presidential Commissions and was appointed by President Barack Obama to serve on the President’s Council of Advisors for Science and Technology.

Specific qualifications, experience, skills, and expertise:

•	Recognized as a leader of American higher education

•	Distinguished economist, with expertise in economic theory, statistical analysis, modeling, and analyzing economic trends

•	Leader in U.S.-China cooperation through his development of extensive relationships between Yale University and China

•	Public company director and committee experience

Mr. Levin brings to the Board his experience and vision in leading Yale University, one of the world’s most prestigious institutions of higher education, his involvement in a wide range of international initiatives at Yale University, his expertise in economics, statistics, and analysis, and his public company director and public policy experience.

RICHARD A. MCGINN	Director since 1998	Age 64

General Partner, MR Investment Partners, a private equity firm that invests in technologies businesses, since April 2010. Mr. McGinn was formerly a General Partner of RRE Ventures, a private firm that invests in early stage technologies businesses, from August 2001 to April 2010. Prior thereto, Mr. McGinn was the Chairman (from February 1998 to October 2000), Chief Executive Officer (from 1997 to 2000), and President (from 1996 to 1997) of Lucent Technologies, Inc. Mr. McGinn serves as a director of VeriFone Holdings, Inc. and Viasystems Group, Inc.

Specific qualifications, experience, skills, and expertise:

•	Operating and management experience, including as chief executive officer, in global communication systems, networking, and technology businesses

•	Core business, management, and leadership skills, and financial and investment expertise

•	Expertise in global business opportunities in telecommunications, mobile, online, and new technologies

•	Public company director and committee experience

Mr. McGinn brings to the Board his deep business, investment, and financial experience, his expertise in analyzing business developments and opportunities in telecommunications, mobile, online, and new technologies, as well as his core business and leadership skills and public company director experience.

EDWARD D. MILLER	Director since 2003	Age 70

Former President and Chief Executive Officer, AXA Financial, Inc., a U.S.-based financial services organization providing asset management, financial advisory, and insurance services, since May 2001; member, Supervisory Board and Senior Advisor to Chief Executive of AXA Group, June 2001 to April 2003; Chief Executive Officer, August 1997 to June 2001. Prior to joining AXA Financial, Mr. Miller served as the President of Chemical Bank and held senior positions at Manufacturers Hanover Trust and The Chase Manhattan Bank. Mr. Miller is a director of Korn/Ferry International and The Feinstein Institute for Medical Research. He serves as Chairman of the Partnership for New York City’s Security and Risk Management Task Force and as a trustee of the New York City Police Foundation and of Phoenix House. Mr. Miller is a former director of KeySpan Corp. and Topps Company.

Specific qualifications, experience, skills, and expertise:

•	Operating and senior management experience, including as chief executive officer, at highly regulated, global financial services businesses

•	Core business, management, and leadership skills

•	Banking and financial services expertise, and expertise in card and payment networks

•	Public company director and committee experience

Mr. Miller brings to the Board his extensive experience in the U.S. banking and payments industry and in global financial services businesses, his experiences leading highly regulated global entities, and his extensive leadership, operating, management, and core business skills, as well as his public company director experience.

STEVEN S REINEMUND	Director since 2007	Age 62

Dean, Wake Forest Schools of Business, at Wake Forest University, a private, independent university, July 2008 to present, and Professor of Leadership and Strategy. Retired Chairman of the Board, PepsiCo, Inc., a company that produces beverages and convenient foods, since May 2007; Executive Chairman of the Board, October 2006 to May 2007; Chairman and Chief Executive Officer, May 2001 to October 2006; President and Chief Operating Officer, September 1999 to May 2001. Mr. Reinemund is a director of Marriott International, Inc., Exxon Mobil Corporation and Wal-Mart Stores, Inc. He is a Trustee of The Cooper Institute and a member of The Business Council. Mr. Reinemund is a former director of Johnson & Johnson and PepsiCo, Inc.

Specific qualifications, experience, skills, and expertise:

•	Operating and senior management experience, including as chief executive officer, of global consumer, branded businesses

•	Core business, management, and leadership skills

•	Expertise in brand management, business strategy, and leadership

•	Public company director and committee experience

Mr. Reinemund brings to the Board his expertise in growing leading businesses, developing global business strategies, brand management, innovation and strategy, and leadership development, as well as his core business skills and public company director experience.

ROBERT D. WALTER	Director since 2002	Age 65

Founder and Former Chairman and Chief Executive Officer, Cardinal Health, Inc., a company that provides products and services supporting the health care industry. Mr. Walter retired from Cardinal Health in June 2008. Prior to his retirement, he served as Executive Director, November 2007 to June 2008; Executive Chairman of the Board, April 2006 to November 2007; and Chairman and Chief Executive Officer, 1979 to April 2006. Mr. Walter is a director of Nordstrom, Inc., YUM! Brands, Inc., and Battelle Memorial Institute. Mr. Walter is a former director of Cardinal Health and CBS Corporation (and its predecessor, Viacom Inc.).

Specific qualifications, experience, skills, and expertise:

•	Operating and management experience, including as chief executive officer, of a global corporation

•	Core business, management, and leadership skills

•	Financial, investment, and mergers and acquisitions expertise

•	Public company director and committee experience

Mr. Walter brings to the Board his business acumen and financial, investment, core business, and leadership skills developed as the founder and chief executive officer of a global Fortune 100 company, a successful entrepreneur and investor, as well as his public company director experience.

RONALD A. WILLIAMS	Director since 2007	Age 61

Chairman, Aetna Inc., a leading diversified health care benefits company, since November 2010; Chairman and Chief Executive Officer, October 2006 to November 2010; President and Chief Executive Officer, February 2006 to October 2006; and President, May 2002 to February 2006. Mr. Williams is a director of The Boeing Company. He is a member of The Business Council and a member of the Dean’s Advisory Council and Alfred P. Sloan Management Society at the Massachusetts Institute of Technology. He is a former director of Lucent Technologies. Prior to joining Aetna, Mr. Williams co-founded several businesses and served in senior management positions at a number of other companies.

Specific qualifications, experience, skills, and expertise:

•	Operating and senior management experience, including as chief executive officer, in a highly regulated industry

•	Core business, management, and leadership skills and financial expertise

•	Expertise in creating innovation through information technology

•	Public company director and committee experience

Mr. Williams brings to the Board his extensive management, operations, and business experience leading in a rapidly changing and highly regulated industry, his focus on innovation through information technology, his leadership, financial and core business skills, and his public company director experience.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Item 2—Ratification of Appointment of Independent Registered Public Accounting Firm

On February 24, 2011, the Audit and Risk Committee of the Board of Directors appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year beginning January 1, 2011.

Each year the Audit and Risk Committee reviews our accounting firm’s qualifications, performance, and independence in accordance with regulatory requirements and guidelines. At least every ten years, the Audit and Risk Committee charter requires a detailed review of the Company’s accounting firm, which includes a comparison of resources available in other firms. The Committee conducted such a review in 2004, and appointed PricewaterhouseCoopers LLP on November 22, 2004 as our independent registered public accounting firm for the year beginning January 1, 2005.

We are asking shareholders to ratify the Committee’s appointment of PricewaterhouseCoopers LLP for 2011. In the event the shareholders fail to ratify the appointment, the Audit and Risk Committee will consider it a direction to consider other accounting firms for the subsequent year.

One or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services that were provided in connection with statutory and regulatory filings or engagements and other attest services were $17.9 million for 2010 and $17.0 million for 2009.

Audit-Related Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for assurance and related services that were reasonably related to the performance of the audit or review of the Company’s financial statements were $2.2 million for 2010 and $1.9 million for 2009. The nature of the services performed for these fees included, among other things, employee benefit plan audits, internal control reviews, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

Tax Fees

The aggregate fees billed or to be billed for each of the last two fiscal years for professional services rendered for tax compliance and expatriate tax services were $28,000 for 2010 and $127,000 for 2009.

All Other Fees

The aggregate all other fees billed or to be billed for fiscal 2010 was $1.7 million. The reason for the increase over 2009 was that these fees related to permissible services, primarily consulting and advisory services, that were provided to the Company by Diamond Management & Technology Consultants, Inc. (Diamond) under agreements that the Company had entered into with Diamond prior to its acquisition by PricewaterhouseCoopers LLP in November 2010. There were no fees billed or to be billed for 2009 for products and services other than those reported in the three prior categories.

Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

The terms of the engagement of the Company’s independent registered public accounting firm are subject to the specific pre-approval of the Audit and Risk Committee. All audit and permitted non-audit services require pre-approval by the Audit and Risk Committee in accordance with pre-approval procedures established by the Committee. All such services provided by our independent registered public accounting firm have been pre-approved. The procedures require all proposed engagements of such firm for services of any kind to be directed to the Company’s General Auditor and then submitted for approval to the Audit and Risk Committee prior to the beginning of any services.

Other Transactions with PricewaterhouseCoopers

We have a number of business relationships with individual member firms of the worldwide PricewaterhouseCoopers organization. Our subsidiaries provide card and travel services to some of these firms and these firms pay fees to our subsidiaries. These services are in the normal course of business, and we provide them pursuant to arrangements that we offer to other similar clients.

The Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, that the appointment by the Audit and Risk Committee of the Board of Directors of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2011 is ratified and approved.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

The American Express executive compensation program is designed to reward the Company’s senior management for effectively building shareholder value. In 2010, the Compensation Committee of the Board of Directors sought input from investors and adjusted the program to more closely align the interests of our shareholders and senior executives.

2010: A Year of Momentum and Industry Leading Performance

American Express made the transition from recession to recovery sooner— and better— than most of our major competitors. Despite continued uncertainty in economic and regulatory environments, American Express delivered on its priorities for the year to: drive growth, drive efficiency and deliver superior service. Through the strength of the business model we have built and our senior leadership team, we led the card-issuing businesses of our major competitors in:

•    Billed business growth

•    Credit quality

•    Bottom line earnings

•    Customer satisfaction

A Differentiated Business Model

The American Express business model is unique in the payments industry. We are the only company with a strong global presence in all parts of the payments chain as a card issuer, network, merchant processor and acquirer. We are strong proponents of the “Service Profit Chain”— engaged employees deliver superior customer service, resulting in satisfied customers, which leads to superior financial results for shareholders.

Our performance on key measures compared to last year’s results is shown below:

Measure	2010 Actual Results	Change from Last Year	Comments

Billed Business	$713 billion	+$93 billion	Achieved record level of billed business as well as record average spend per card

Diluted EPS (EPS)	$3.35	$1.81 increase	Net income of $4.1 billion was back to the peak we achieved in 2007

ROE	27.5%	+12.9 percentage points	ROE in line with “on average and over time” target

In addition to delivering these 2010 results, we made strong progress on an overall digital strategy that entails capitalizing on new technologies and online capabilities. We made a record level of investments throughout the Company following a carefully developed roadmap of short-, medium-, and longer-term initiatives that focused on both organic growth and acquisitions to broaden our Company’s product offerings globally. These investments included the launch of Enterprise Growth, a new organization designed to expand our mobile and online capabilities and develop fee-based services.

At year-end 2010, the Company’s 1-year Total Shareholder Return (TSR) was below the S&P Financials and S&P 500 indices, while 2-year TSR exceeded both indices by a significant amount, and 3-year TSR exceeded the S&P Financials Index. We focus on sustained TSR performance over a long-term time horizon as well as short-term performance, which can be influenced by near-term external factors.

	Total Shareholder Return
	1-Year	2-Year	3-Year

S&P Financials Index	12.2%	31.5%	(41.2%)

S&P 500 Index	15.1%	45.5%	(8.3%)

American Express	7.8%	143.8%	(11.6%)

Overview of Compensation Program

Our pay program is designed to reward achievement of goals and to attract, retain and motivate our leaders in an increasingly competitive talent market. The components of our annual total direct compensation (TDC) are:

Component	Description

Base Salary	Provides competitive fixed pay based on responsibilities, skill set, and experience

Annual Incentive Award (AIA)	Pays annual cash reward for performance against annual financial, customer, and employee goals as well as for progress against strategic initiatives that we expect to drive our growth over the moderate to long term

Long-Term Incentive Awards (LTIA)

Rewards executives when they achieve goals that drive TSR, through a combination of:

•    Performance-vested cash awards (Portfolio Grants or PGs), focused on medium-term goals that create shareholder value

•    Stock options (SOs), focused on sustained stock performance

•    Performance-vested shares (Restricted Stock Units or RSUs), focused on both a medium-term goal (ROE) and stock price

New Developments

The Compensation Committee changed several components of our executive compensation program in 2010 to strengthen the linkage between pay and long-term performance. The changes reflect bank regulatory guidance, feedback from shareholders and the Compensation Committee’s independent compensation consultant, and the Compensation Committee’s consideration of the results of the prior shareholder advisory votes regarding executive compensation. Most of these changes are effective for awards granted beginning January 2011 and apply to all Named Executive Officers (NEOs) except where noted.

What Changed	Why and How It Changed

AIA and Portfolio Grant payouts in restricted stock instead of cash for the CEO

Consistent with emerging practices for financial services firms to emphasize long-term awards and equity ownership, most of the CEO’s cash AIA and all PG payouts were in the form of RSUs, which vest one year from the grant date.

One-half of the net shares received upon vesting cannot be sold until one year after retirement.

What Changed	Why and How It Changed

RSUs vest based on our ROE performance target and now comprise half of annual LTIA share awards	Consistent with emerging practices for performance-vested equity awards, half of the LTIA equity shares granted to NEOs are RSUs that vest depending on Company performance against our “on average and over time” ROE target of at least 25%. The other half of the LTIA shares granted are stock options.

Portfolio Grants will be earned over a three-year performance period	All new PGs will have a three-year performance period rather than the one-year performance period we used in 2009 and 2010, as multi-year business plans become clearer following the economic crisis.

Eliminated performance-based above-market interest in the Company’s deferred compensation plan	Consistent with current market practices, the nonqualified deferred compensation plan now uses market-based investment choices, replacing the previous design that provided an opportunity for above-market interest depending on our ROE performance.

Eliminated single-trigger for equity vesting in change in control situations	Consistent with emerging practices, equity grants made after 2010 now require termination of employment in addition to a change in control for acceleration of equity grant vesting (known as “double-trigger” vesting).

Stock option grants are better aligned with market practice	Consistent with current market practices, stock option valuation has been changed so that grants are based on the Black-Scholes value on the grant date (the Company had been using a 4:1 option-to-share ratio as a planned value).

Eliminated several perquisites	Consistent with emerging practices, we eliminated several perquisites. For example, we now require our CEO to reimburse the Company for personal use of corporate aircraft in excess of $200,000. We continue to pay for up to $200,000 in personal use without reimbursement, because a significant portion of this use is for our CEO to attend outside board meetings, which the SEC characterizes as personal use.

Other Recently Adopted Best Practices

What Changed	How It Changed

Eliminated cash dividends paid on unvested RSUs to NEOs	Dividends on unvested RSUs are not payable to NEOs unless and until the underlying shares vest (effective with January 2011 grants).

Eliminated excise tax gross-up in change in control situations	Excise tax gross-ups were eliminated (in the case of LTIAs, applies to grants after December 31, 2010).

Robust stock ownership guidelines	NEOs are required to own a specific number of shares and retain a portion of shares for one year after stock option exercises and RSU vestings.

Clawback condition on CEO’s 2009 and 2010 bonus	We added a clawback provision to cash bonuses paid to our CEO for 2009 and 2010 performance.

CEO Pay At-A-Glance

The Compensation Committee determined that the appropriate total direct compensation for Mr. Chenault for 2010 performance was $20.5 million. This amount is the same as for 2009 despite our stronger financial performance (including a 118% increase in EPS) and a substantial rise in billed business that translated into a greater share of total plastic spending. It also reflected a return to revenue growth that came in below our “on average and over time” target but still outpaced the card businesses of our major competitors.

The pay mix for 2010 performance remained the same as in the prior year with respect to salary, AIA, and LTIA. However, the Compensation Committee changed the CEO’s LTIA mix to place more emphasis on performance RSUs. The Compensation Committee also determined to pay 61% ($3.125 million) of Mr. Chenault’s 2010 AIA in RSUs rather than cash. These RSUs vest in one year, and one-half of the net shares received upon vesting cannot be sold until one year after retirement to align the CEO’s post-retirement financial interest with the financial success of the Company.

Pay Component	Year-End Decisions
	January 2010	January 2011
	$000s	$000s	% of Pay
Annualized Base Salary	$2,000	$2,000	10%
Annual Incentive Award (AIA)	$5,125	$5,125	25%
• Cash	$5,125	$2,000
• Stock	—	$3,125
Long-Term Incentive Awards
• Restricted Stock Units	$2,050	$6,057	30%
• Stock Options	$6,200	$2,193	10%
• Portfolio Grants Target	$5,125	$5,125	25%

Total TDC	$20,500	$20,500	100%

It is important to recognize that the way the Compensation Committee presents TDC in the table above is different from the SEC-required disclosure in the “Summary Compensation Table” and is not a substitute for the information in that table (shown on page 48). Rather, it is intended to show how the Compensation Committee linked the CEO’s TDC and its components to the Company’s performance results for the prior year. The number of stock options for January 2010 is based on a 4:1 option to share ratio, while the number of stock options for January 2011 is based on the Black-Scholes value.

The Compensation Committee also approved $6.093 million in payouts of Portfolio Grants awarded in prior years whose performance period ended in 2010 (not shown above because these payments relate to TDC awarded in prior years). Consistent with the change in the form of payments of the 2010 AIA, these PGs were also paid in RSUs rather than cash. These RSUs vest in one year, and one-half of the net shares received upon vesting cannot be sold until one year after retirement. (See pages 42 to 43 for the performance metrics behind these PG payouts.)

2010 PERFORMANCE REVIEW

Our Performance Framework

Our Company and CEO performance are assessed using a four-component performance framework. This framework was developed in 2010 at the direction of the Compensation Committee to provide more clarity and transparency around how performance is evaluated and compensation decisions are made. The framework was developed with input from the Compensation Committee, its independent compensation consultant, and management. The framework provides a broad and balanced view of the Company’s and CEO’s performance considering both quantitative and qualitative factors and assists with the Compensation Committee’s judgment when making pay decisions.

A. Performance Against Annual Goals

Overall we performed well against all of our annual service profit chain goals by focusing on our priorities for 2010: drive growth, drive efficiency, and deliver superior service.

Shareholder Goals and Transformational Initiatives. The performance goals for 2010 were set by the Compensation Committee at a time of overall weakness in the economy. Nonetheless, they called for a significant increase in net income, a return to revenue growth, higher returns on equity, and higher levels of customer satisfaction. Our 2010 results relating to EPS, ROE and billed business growth, and our managed net write-off rates exceeded our goals. We fell short of our cards-in-force growth goal, but showed significant improvement over 2009 results (a decline of 4.9% in 2009; an increase of 3.5% in 2010).

Measure	2010 Goals	2010 Actual Results	vs. Goal
Year Over Year EPS Growth	Greater than 60% Growth	118%	Exceeds
Year Over Year ROE Growth	5 to 7 percentage points	12.9 percentage points	Exceeds
Year Over Year Billed Business Growth	7% to 12%	15%	Exceeds
Cards-in-Force Growth	5% to 6%	3.5%	Below Target
Managed Net Write-Off Rate (U.S.)	7.6% to 6.5%	5.8%	Exceeds

We implemented a digital strategy that generated strong growth in online cardmember spending and developed an overall investment roadmap to put the Company in a strong position for the years ahead. We launched more than our target number of new or modified products across major markets, together with new fee services. Across the Company, we continued to improve our processes and lower marginal costs by expanding our online service capabilities, optimizing our internal business processes in areas such as procurement, and optimizing our real estate footprint.

Customer Goals. American Express earned the J.D. Power Award for Customer Satisfaction within the U.S. Credit Card industry for the fourth year in a row. Our “Recommend to a Friend” and “Top Box” customer scores in the United States, which we developed as measures of customer satisfaction, improved over 2009 by 11 and 7 percentage points, respectively. Attrition rates across all Proprietary Card portfolios improved significantly.

Employee Goals. American Express continued to be recognized as an employer of choice on a global basis as evidenced by multiple external recognitions, including Working Mother 100 Best Companies, DiversityInc Top 50, Fortune’s 100 Best Companies to Work For, and various Employer of Choice awards in Argentina, Mexico, Japan, Australia, India, and the United Kingdom. Our employee engagement remains high despite the challenges of the economic environment. The results of our internal employee survey were above external benchmarks in eight out of ten categories. Our results were particularly strong for employee engagement and loyalty, the two most important measurements that we believe correlate to sustainable business performance.

B. Relative Performance

Our billed business and credit indicators improved much faster than the industry. We outperformed most of our major competitors in terms of revenue growth, billed business, write-off rates, and net income growth. Compared to our competitors:

•

Our 15% growth in worldwide billed business was the highest among major card issuers; our 2010 worldwide billed business of $713 billion was more than double the billings of our nearest card-issuing competitor.

•	Our 5.8% U.S. lending managed net write-off rate was the lowest among major issuers.

•	Our share of U.S. credit and charge purchase volume grew from 23.8% to an estimated 25.4%, the highest share among U.S. issuers.

Our financial performance compared to our 20-Company Sample (see page 37) based on the most recent available data was above median on EPS growth and ROE. One-year TSR of 7.8% was at the 45th percentile of this group.

The Compensation Committee considered our relative performance to be positive in the overall performance assessment.

C. Risk, Compliance, and Controls

Regulators expect stronger and tighter risk compliance and control processes at financial institutions, including American Express, and the Company remains focused on, and responsive to, heightened compliance requirements from external regulators.

Separate assessments by each of our Internal Auditor, Chief Risk Officer, and Chief Compliance Officer confirmed for the Company as a whole and for each business unit and staff group that they were meeting or exceeding expectations.

Performance in this area met expectations and did not result in an adjustment to the overall Company performance assessment.

Overall

The Compensation Committee determined that the Company’s performance was very strong in all of the dimensions of our performance framework (shown on pages 31 to 33).

COMPENSATION PHILOSOPHY AND STRUCTURE

The success of our Company requires continuous achievements in all parts of our Service Profit Chain— including employees, customers, and shareholders. Our executives are rewarded primarily based on long-term results— more than half of our NEOs’ pay is in long-term incentive awards. At the same time, our pay program reinforces the importance of achieving annual financial goals, strategic milestones, and day-to-day operational excellence.

Guiding Principles

Our executive compensation program is driven by our guiding principles of compensation:

Program Feature	Guiding Principles
Pay Level	• Provide competitive opportunities for pay commensurate with job scope, required talent, and performance
Pay Mix	• Use a mix of fixed and incentive compensation with different time horizons and payout form (cash and stock) to reward annual and sustained performance over the long term
Performance Measurement

•    Assess performance from both a financial and a non-financial perspective, with a wide range of performance measures, including compliance and control measures

•    Encourage balanced performance and discourage excessive risk taking by avoiding too much emphasis on any one metric or short-term performance

•    Use judgment and discretion when making pay decisions to avoid relying solely on rigid formulaic designs, taking into account both what was accomplished (Goal rating) and how it was accomplished (Leadership rating)

•    Subject the cash portion of the CEO’s AIA to a clawback provision, which permits the Compensation Committee, at its discretion, to recoup some or all of the cash portion of the AIA if the Company does not achieve acceptable performance the next year

Ownership	• Require executive officers to have significant long-term ownership of Company shares

Program Structure—Balanced for Appropriate Risk Taking

Our executive compensation program is structured to provide a balance of cash and stock; annual, medium-term, and long-term incentives; and financial, strategic, and market performance metrics measured over various time periods. It is designed to encourage the proper level of risk taking consistent with our business model and strategies. Our business and risk issues are different than those of other financial services firms; for example, we do not trade securities, derivatives, or other financial instruments. However, our executive compensation program is aligned with the Federal Reserve Board’s principles for safety and soundness by:

•    Providing a significant weighting on both near and long-term results

•    Using multiple metrics to discourage undue focus on any one metric because that result alone would not generate higher compensation

•    Applying Compensation Committee judgment and discretion to all incentive compensation decisions

•    Including Risk, Controls, and Compliance as part of our performance framework

•    Following policies that discourage excessive risk taking:

Chief Risk Officer’s (CRO) Role

The Compensation Committee meets periodically with the CRO to assess the effectiveness of the Company’s incentive compensation programs. After a year ends, the CRO reviews with the Compensation Committee his assessment of inherent material risks, risk time horizons and whether the Company achieved its results through taking economic and controlled risks consistent with the Company’s risk tolerance and without incurring excessive risks. In addition, all business units’ annual goals include a comprehensive framework of risk-related metrics measuring both risk outcomes and risk management culture.

•	50% of the net shares received by NEOs after vesting of RSUs or upon exercise of stock options must be held for at least one year

•	Stock ownership requirement of 500,000 shares for our CEO. Other NEOs have ownership requirements ranging from 37,500 to 75,000 shares reflecting their role and pay mix (see page 46)

•	We are entitled to recover performance-based compensation from NEOs if they engage in “detrimental conduct” or if there is a restatement of financial results due to fraud or misconduct

•	The CEO’s cash AIA is subject to clawback at the Compensation Committee’s discretion if the Company does not achieve acceptable performance the next year

Overview of Year-End 2010 Total Direct Compensation (TDC)

	Pay Element	Description/Rationale	Key Measures	Year-End 2010 Changes

Fixed	Base Salary	• Competitive fixed pay • Balances risk-taking concerns with pay for performance	• Market pay, job scope, and experience	• None

Variable	Annual Incentive Award	• Competitive annual incentive opportunity • Based on individual, business unit, and Company performance

•   Annual Service Profit Chain goals (shareholder, customer, employee), including EPS growth, billed business growth, ROE

•   Relative financial performance

•   Individual leadership

•   Compensation Committee judgment

• CEO award paid in cash and RSUs
	Cash Portfolio Grant Award	• Annual grant of cash incentive based on multiple 3-year metrics • Payout range is 0-125% of target award	• 3-year financial (e.g., EPS) • 3-year market (e.g., relative TSR) • Strategic milestones	• Return to 3-year performance period • CEO award paid in RSUs
	Restricted Stock Unit	• Annual grant • Aligns with share price • Vests based on disclosed “on average over time” ROE target • Payout range 0-125%

•   3-year average ROE payout (2011-13)

•   30% = Maximum (125%)

•   28% = Above Target (105%)

•   25% = Target (100%)

•   22% = Below Target (95%)

•   20% = Below Target (75%)

•   10% = Below Target (25%)

•     5% = Threshold (0%)

• Vesting linked to “on average over time” ROE targets • Increased weighting in pay mix
	Stock Option	• Annual grant • Exercise price is closing price on grant date • Aligns with share price	• Share price over 10-year term • 4-year ratable vesting	• Black-Scholes value used to calculate number of options • Lower weighting in pay mix

Total Direct Compensation Mix

The charts below show that most of our NEOs’ pay is variable (85% – 90%). The proportions of each pay component, shown below for the performance year 2010, may change in the future based on market or performance considerations.

Performance Metrics

The following chart summarizes the relevant performance metrics used among our different incentive plans and the time frame for each. The combination of metrics and time horizons is intended to foster and reward performance from all perspectives:

•	Profitable growth (measured by growth in EPS, revenue, and billed business)

•	Efficient use of capital (measured by ROE)

•	Shareholder value creation (measured by relative TSR and stock price)

•	Market share and sustainable competitive advantage (attainment of strategic milestones)

Pay Element	Number of Years In Measurement Period			Performance Metrics
	1	3	10

AIA				EPS, billed business growth, ROE, strategic milestones, customer satisfaction and employee engagement

PG				EPS growth, relative TSR, strategic milestones

RSU				ROE, stock price

SO				stock price

Where certain metrics are used in more than one incentive vehicle, they are set and measured over different time frames (i.e., 1, 3, or 10 years) so that there is no duplication of metrics with the same time horizon.

Perquisites

Perquisites support our objective to attract and retain talent for key positions, as well as to address security concerns for our NEOs. We provide a flexible cash perquisite allowance of $35,000, which executives can use on items such as financial and tax planning, and life and disability insurance. The Compensation Committee reviews these programs periodically, as market trends and shareholder input evolve. In response to that input, the Compensation Committee took the following steps:

•

Effective 2011, eliminated reimbursements to NEOs related to the installation and monitoring of home security equipment (however, the monitoring of Mr. Chenault’s system will continue, for security reasons). The Company’s security objective for all NEOs remains a priority and is unchanged.

•

Require Mr. Chenault to reimburse the Company for non-business use (which is defined by SEC rules to include his travel to outside public company Board meetings) of the corporate aircraft above $200,000 (effective for 2010).

•	Eliminated medical examination reimbursements for NEOs.

Detailed information on perquisites is provided under the Perquisites and Other Personal Benefits Table on page 51.

Company Sample

The Compensation Committee examines pay data for a group of 20 companies to review pay practices and competitive practice. The “Company Sample” is reviewed by the Compensation Committee every year and has not changed from 2009. It consists of companies that have one or more characteristics similar to American Express and could appear on the company sample list for a variety of reasons, including strong brands, relevant business models, similar size, international presence, or similar talent needs.

3M	Colgate-Palmolive	Johnson & Johnson	Procter & Gamble
Bank of America	FedEx	JPMorgan Chase	State Street
Bank of New York-Mellon	General Electric	Marriott	US Bancorp
Capital One Financial	Hewlett-Packard	MasterCard	Visa
Coca-Cola	IBM	PepsiCo	Wells Fargo

COMPENSATION PROCESS AND DECISIONS

The Compensation Committee works very closely with its independent consultant and management to examine pay and performance matters throughout the year. The Compensation Committee met 14 times over the course of 2010, which included two meetings without management, and most other meetings ended with executive sessions without management. These meetings facilitate the Compensation Committee’s decisions with respect to the design of the executive compensation program, as well as compensation for the CEO and other NEOs.

The Compensation Committee conducts in-depth reviews of performance and then applies judgment to make compensation decisions, rather than relying solely on formulaic results to calculate incentive award payouts. The Compensation Committee believes its process, described below, is an effective way to assess the quality of performance, risk management, and leadership demonstrated by Mr. Chenault and his senior management team.

The Compensation Committee’s Process

Each year, the Compensation Committee:

•	Reviews and approves the metrics and goals in the Company’s performance framework and the CEO’s performance objectives early in the year

•	Reviews corporate performance at the end of the second and third quarters and progress against the CEO’s objectives and incentive plan goals

•	In January:

•

Discusses full-year financial and strategic performance at length, seeking to understand what was accomplished relative to established objectives, how it was accomplished, quality of financial results, and strategic positioning for future competitive advantage

•	Meets with the Chief Risk Officer

•	Evaluates the CEO’s and other NEOs’ performance in light of these discussions (which are shared with the full Board)

•	Determines TDC amount for the CEO and each of the other NEOs, starting with the prior year’s compensation adjusted based on:

•	Performance assessments (described in the next section)

•	Market pay levels and trends

•	Input from the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (Cook)

•	For the other NEOs: the CEO’s recommendations, succession planning, and retention considerations

•	Allocates TDC to each pay component based on:

•	Company pay mix guidelines

•	Individual performance

•	Market considerations

•	Reviews and approves payouts for each PG whose performance period was completed at the end of the prior year

•	Approves any design changes to the executive compensation program for the coming year

How We Assess NEO Performance

To rate performance in the year just ended, the Compensation Committee looks at two key factors for each NEO:

•

Goal Assessment. The Goal Assessment is based on the overall performance of the Company and the business units or staff groups for which an NEO is responsible. Specifically, the Goal Rating assesses results against our Service Profit Chain goals:

Service Profit Chain	Performance Weighting
Shareholder-Related Goals	50%
Customer-Related Goals	25%
Employee-Related Goals	25%

Shareholder goals are tied primarily to financial metrics, and customer and employee goals reinforce the long-term strength of our business and help reduce the potential for excessive risk taking. Individual executives’ collaboration efforts are also assessed, so that contributions to the achievement of goals outside their business unit or staff group are considered.

•	Leadership Assessment. The Leadership Assessment is based on individual performance and includes feedback from peers and employees, as appropriate, with regard to key leadership attributes.

Performance assessments are made on a three-point scale that assists with performance and pay differentiation. The performance objectives are set at the beginning of each year, based on recommendations by the CEO and risk/compliance inputs from the Internal Auditor, Chief Risk Officer, and Chief Compliance Officer. At the end of the year, the CEO presents Goal and Leadership ratings for each of the other NEOs and reviews each NEO’s key strengths and development actions with the Compensation Committee.

The Compensation Committee’s 2010 TDC Decisions

K.I. Chenault, Chairman and CEO

For 2010, the Compensation Committee approved Mr. Chenault’s TDC to be $20.5 million— the same as it was for 2009 despite stronger financial performance in 2010 (including a 118% increase in EPS) and a substantial rise in billed business that translated into a greater share of total plastic spending. It also reflected a return to revenue growth that came in below our “on average and over time” target but still outpaced the card businesses of our major competitors.

Note Regarding 2010 TDC Decisions

It is important to recognize that the way the Compensation Committee presents TDC in the tables that follow is different from the SEC-required disclosure in the “Summary Compensation Table” and is not a substitute for the information in that table (shown on page 48). Rather, it is intended to show how the Compensation Committee linked NEOs’ TDC and its components to the Company’s 2010 performance results.

	Year–End Decisions ($mils)
	January 2010	January 2011
Base Salary • The Compensation Committee kept Mr. Chenault’s salary at $2 million. • No other component of TDC is based on salary. Therefore, an increase in salary, if any, doesn’t drive increases in AIA and LTIA.	$2.0	$2.0
AIA • The Compensation Committee awarded Mr. Chenault $5.125 million, the same as last year. • $2 million (39%) of this amount was paid in cash and the remainder ($3.125 million, or 61%) was issued in restricted stock units. • Restricted stock portion vests one year from its grant and 50% of the net shares must be held until one year after retirement. • The cash portion of the AIA continues to include a clawback provision, which permits the Compensation Committee, at its discretion, to recoup some or all of the cash portion of the AIA if 2011 performance is not acceptable.	$5.125	$5.125

Equity Awards (RSUs and SOs) Granted on January 27, 2011

•    The Compensation Committee awarded 40% of Mr. Chenault’s TDC—$8.25 million, the same amount as last year—in the form of equity grants.

•    The grants were divided equally into 135,981 shares of performance-vested RSUs and 135,981 stock options.

•    Mr. Chenault’s equity awards were granted in January 2011. The SOs have an exercise price per share of $44.54. The RSU target is average 3-year (2011-13) ROE of 25% (“on average over time” target).

	$6.200* SO $2.050 RSU $8.25* Total	$2.193 SO $6.057 RSU $8.25 Total
PG • Mr. Chenault received a PG grant (PG2011-13) for the three-year performance period starting in 2011 and ending in 2013. • Based on performance, the PG2011-13 payout may be higher or lower than the target value at the time of grant.	$5.125	$5.125
Total	$20.5	$20.5

*	Represents planned value based on 4:1 option to share ratio; Black-Scholes value is shown in the Summary Compensation Table.

The CEO’s recommendations for the other NEOs are based on his review of performance and our pay mix guidelines. Generally, we expect annual LTIA grants to be less variable from one year to the next. Therefore, a significant portion of pay changes, based on individual and business performance, is generally reflected through changes in AIA. The following discussions provide highlights of specific individual and business performance considered by the CEO when making his pay recommendations to the Compensation Committee. The Compensation Committee also considers overall performance of the Company when approving pay decisions for other NEOs.

E.P. Gilligan, Vice Chairman

Mr. Gilligan is responsible for our Company’s global Consumer, Small Business Services, Merchant Services, and Network Services businesses. A summary of his achievements over 2010, the first full year in his current role, follows:

•	Delivered strong financial results, especially with regard to billed business

•	Demonstrated significant progress against strategic goals (e.g., strong focus on Premium Customers, launched new and modified Charge Card products)

•	Accelerated international growth and strengthened our Company’s network

•	Built digital communities and capabilities (e.g., launched “Pay with Points” through Amazon, introduced “Small Business Saturday” through OPEN)

D.H. Schulman, Group President, Enterprise Growth

Mr. Schulman is responsible for the Company’s global strategy to expand alternative payments, drive the Company’s digital transformation via mobile and online services, form new partnerships, oversee all related mergers and acquisitions, and build new fee-based revenue streams. Mr. Schulman joined American Express in August 2010. Prior to that, he was the founding CEO of Virgin Mobile USA, which was acquired by Sprint Nextel Corporation in November 2009. A summary of his achievements over 2010 follows:

•	Developed the strategic vision and detailed strategies for Enterprise Growth

•	Began staffing new talent into the new Enterprise Growth Group

•	Developed relationships with significant new business partners

•	Formed the Company’s Fee Services Task Force and Mobile Task Force

D.T. Henry, Executive Vice President and Chief Financial Officer

Mr. Henry serves as a key advisor on strategic and financial matters worldwide and represents American Express to investors, lenders, and rating agencies. A summary of his achievements over 2010 follows:

•	Created a framework for investment optimization and resource allocation to drive short, moderate and long-term growth

•	Led the development and communication of our Company’s business strategy to regulators and the external financial community

•	Positioned our Company to meet ever-changing capital and other financial regulatory requirements, and evolved our internal processes to better identify and mitigate risk

•	Expanded our Personal Savings programs to continue the transformation of our Company’s funding profile

S.J. Squeri, Group President, Global Services

Mr. Squeri oversees World Service, Global Business Services, Technologies, and Global Credit Administration. A summary of his achievements over 2010, the first full year in his current role, follows:

•	Achieved substantial improvements in efficiency, while strategically investing in new capabilities

•	Created a new global, integrated and unified World Service organization which delivered world-class customer service (evidenced by our fourth consecutive J.D. Power Award)

•	Delivered major new technology capabilities including the successful implementation of all changes and enhancements necessary to comply with the CARD Act

•	Built a new Global Business Services organization focused on bringing an end-to-end process and efficiency mindset to the enterprise

The Compensation Committee’s January 2011 decisions are reflected in the table below:

Other NEOs TDC Decisions ($000s)

	Mr. Gilligan	Mr. Schulman	Mr. Henry	Mr. Squeri
Base Salary	$1,450	$1,100	$ 850	$1,000
AIA	$4,450	$2,500	$2,350	$3,500
Equity—RSUs*	$2,129	$1,835	$1,358	$1,468
Equity—SOs	$ 771	$ 665	$ 492	$ 532
PG	$1,500	$1,300	$1,100	$1,000
TDC	$10,300 (up 4.6% from January 2010)	$7,400**	$6,150 (up 6.0% from January 2010)***	$7,500 (up 15.4% from January 2010)

*	Similar to the CEO’s equity awards, other NEOs received RSUs that are earned based on three-year ROE performance. Total equity awards were divided into equal number of performance-vested RSUs and stock options.

**	In addition, Mr. Schulman received equity grants with a value as reported in the Summary Compensation Table of $7.85 million and a 2010-11PG award with a target value of $1.3 million and a 2009-10PG award with a target value of $650,000. These grants were made to make up what he forfeited at his prior employer by joining American Express (see page 52 for details).

***	6% increase from January 2010 excludes impact of January 2010 Special Leadership RSU Award ($3 million); if these amounts were included in January 2010 TDC, January 2011 TDC was lower than January 2010 TDC.

2010 PG Payouts Related to 2008 and 2009 Awards

The Compensation Committee approved the payout percentages for PG2008-10 and PG2009-10 shown below. For PG2008-10, three of the four metrics were below threshold and did not result in any payout; only relative TSR generated a payout. For PG2009-10, four of the six metrics exceeded the maximum, one exceeded the target, and one was slightly below the target.

PG2008-10

2008-2010 Performance Metric	Weighting	2008-10 Result	Performance Required for Target Payout	Payout %
• EPS Growth	25%	(15.1)%	12%	0
• Revenue Growth	25%	0.3%	8%	0
• Average Return on Equity	25%	21.5%	33%	0
• Total Shareholder Return vs. S&P 500	25%	0.7% below index return*	At index	94%
* Under the terms of the Award.			Total	24%

2010 Portion of PG2009-10

2010 Performance Metric	Weighting	2010 Result	Performance Required for Target Payout	Payout%

• EPS	15%	$3.35 (118% growth)	Greater than 60% growth	125%

• ROE	15%	27.5% (12.9 percentage point increase)	5 percentage point increase	125%

• Drive Growth (Billed Business)	15%	15% growth	7% growth	125%

• Drive Efficiency (Operating Expenses)	15%	$10.75 billion	$10.70 billion*	96%

• Deliver Superior Service (“Recommend to a Friend”)	15%	11 percentage point increase	2 percentage point increase	125%

• Enterprisewide Transformation—developing new or modified “pay in full” products across major markets, launching optimization efforts in international markets, and creating new fee services	25%	Significant progress, exceeded targets	Targets for new products, fee services, and optimization efforts	122%

			Total	120%
*	Target is based on planned total expenses less planned marketing and promotion, cardmember rewards, and cardmember services expenses, in each case as presented to the Board of Directors in January 2010. The terms approved by the Compensation Committee exclude incremental and unplanned expenses (e.g., restructuring cost) of approximately $250 million when calculating actual results. For 2010, actual total expenses less marketing and promotion, cardmember rewards, and cardmember services expenses were approximately $11 billion.

Applying these payout percentages to the NEOs’ respective grants resulted in the following individual PG payouts for year-end 2010:

Executive	PG2008-10	PG2009-10 (2010 portion)	Total PG Payout

K.I. Chenault	$1,142,640	$4,950,000	$6,092,640

E.P. Gilligan	$ 180,000	$1,500,000	$1,680,000

D.H. Schulman	N/A	$ 780,000	$ 780,000

D.T. Henry	$ 132,000	$1,080,000	$1,212,000

S.J. Squeri	$ 120,000	$1,260,000	$1,380,000

POST-EMPLOYMENT COMPENSATION

Retirement Benefits

NEOs receive retirement benefits through the following plans:

Plan	Description

Retirement Savings Plan (RSP)	• A qualified savings 401(k) plan available to all employees

Retirement Restoration Plan (RRP)	• A nonqualified savings plan that makes up 401(k) benefits that would otherwise be lost as a result of the U.S. tax limits

As part of NEOs’ planning for retirement and other long-term financial needs, we have provided them an annual opportunity to defer a portion of their base salary and AIA payout under the RRP. The total annual deferral is limited to 100% of base salary.

NEOs (except Mr. Schulman) also continue to earn interest on outstanding account balances under the American Express Retirement Plan, which was frozen in 2007. All retirement benefits are more fully described under Retirement Plan Benefits on pages 56 to 57 and under Nonqualified Deferred Compensation on page 58.

Severance

The Company has an executive severance policy instead of individual severance or employment agreements. Under the Senior Executive Severance Policy, NEOs who are terminated involuntarily receive cash severance benefits equal to two years of base salary and AIA, except in cases of misconduct. Severance payments are made in installments, except in certain terminations following a change in control, when payment is made in a lump sum. LTIAs continue to vest during the severance period, unless the executive begins full-time, outside employment.

NEOs may continue to be covered under certain of our compensation and benefit plans during the severance period. The severance agreement includes non-competition, non-denigration, and other provisions.

Severance

In order to protect shareholders and our business model, executives are required to comply with non-compete, non-solicitation, confidentiality, and non-denigration provisions during the period of time they are receiving severance. Our uniform severance policy helps to avoid individual treatment and provides an important enforcement mechanism for these protections. The Compensation Committee must pre-approve severance for an executive officer.

Change In Control Benefits

The Company provides change in control (CIC) benefits to encourage executives to consider the best interests of shareholders by stabilizing any concerns about their own personal financial well-being in the face of a CIC of the Company. The Company has modified its CIC provisions based on shareholder input and changing market trends:

•	All LTIAs granted after December 31, 2010 require employment termination (“double-trigger”) following a CIC before these awards will vest.

•	We no longer provide excise tax reimbursements and gross-up payments in the case of a CIC (in the case of LTIAs, applies to grants after December 31, 2010).

In the event of certain employment terminations in connection with a CIC, executives also receive cash severance described above under Severance and other benefits. Detailed information is provided under Potential Payments Upon Termination or Change in Control on pages 60 to 64.

COMPENSATION GOVERNANCE

The Role of the Board’s Compensation and Benefits Committee

The Compensation Committee, comprised solely of independent directors, has, among other duties, overall responsibility for:

•	The compensation of, and the compensation plans and arrangements covering, the executive officers and designated key employees of the Company; and

•	The employee benefit plans of the Company.

The Compensation Committee’s charter, which sets forth its responsibilities and authority, may be accessed through the “Corporate Governance” link found on our Web site at http://ir.americanexpress.com.

The Role of Independent Consultants

The Compensation Committee engaged Frederic W. Cook & Co., Inc. (Cook) as its independent compensation consultant and considered advice and information from the firm in determining the amount and form of compensation for NEOs. Cook’s work for the Compensation Committee has included a review of our compensation practices in light of emerging best practices, confirming our sample group of companies, collecting and providing relevant market data, reviewing data and analyses provided by other consultants, and developing alternatives to consider for CEO compensation.

In connection with its work for the Compensation Committee, in 2010 Cook attended Compensation Committee meetings with and without management present. Cook also provided services to the Nominating Committee of the Board with respect to director compensation. Under the terms of its agreement with the Compensation Committee, Cook does not provide any other services to the Company, unless the Compensation Committee approves in advance such services in support of the Compensation Committee’s objectives. In 2010, Cook provided no such other services. The Company incurred $535,132 in fees from Cook for services performed for the Compensation and Nominating Committees during 2010.

Clawback Policies

American Express maintains a “detrimental conduct” policy, covering approximately 560 employees globally, including the NEOs. Each covered executive is required to sign an agreement that requires him or her to forfeit unvested awards and to repay the proceeds from some or all of his or her compensation issued under the LTIA program in the event the executive engages in conduct that is detrimental to the Company. This compensation includes stock and PG awards and, in the case of NEOs, AIAs that were received up to two years prior to employment termination. Detrimental conduct includes but is not limited to termination of employment for misconduct, working for certain competitors, soliciting Company customers or employees for a period of time after termination, or disclosing confidential information. In addition, to the extent practicable, we will seek to recover performance-based compensation from any executive officer and certain other members of senior management in those circumstances when:

•	The payment of such compensation was based on the achievement of financial results that were subsequently the subject of a restatement; and

•

In the Board’s view the employee engaged in fraud or misconduct that caused or partially caused the need for the restatement, and a smaller amount would have been paid to the employee based upon the restated financial results.

The Company has added a clawback condition to the cash portion of AIA paid to the CEO for 2009 and 2010 performance years. In addition, the Dodd-Frank legislation mandates regulation to add additional clawback requirements, and the Company will take appropriate steps to implement the final requirements under this legislation.

Stock Ownership Guidelines

Our stock ownership guidelines require our NEOs to own and maintain a substantial stake in the Company. Our NEOs are required to accumulate a target number of net after-tax shares (i.e., shares owned, not including unvested/unearned shares and unexercised stock options), and retain a portion of their awards as follows:

NEO	Ownership Guidelines
	Target # of Shares	Holding Requirement
		Before Target Met	After Target Met

K.I. Chenault*	500,000	75% of net shares until target # of shares is met	50% of net shares for one year
E.P. Gilligan	75,000
D.H. Schulman	75,000
S.I. Squeri	75,000
D.T. Henry	37,500
*	In addition to these requirements, Mr. Chenault is required to hold, one year beyond his retirement from the Company, 50% of the portion of his 2010 year-end AIA and PG payouts delivered in RSUs.

With the exception of Mr. Schulman, who was hired in August 2010, all our NEOs own more than the target number of shares.

Hedging Policy

The Company’s Code of Conduct prohibits our employees from using short sales or put and call transactions to hedge their ownership of Company securities.

Award Timing

As has been the practice in the past, annual cycle LTIA awards are granted to NEOs in January, on the third trading day after the Company publicly announces financial results for the fiscal year just ended. Our off-cycle LTIA awards are granted on pre-established grant dates.

Tax Treatment

Internal Revenue Code (IRC) Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). The Company intends to structure its compensation arrangements in a manner that would comply with Section 162(m). However, the Compensation Committee maintains the flexibility to pay non-deductible compensation if they believe it is in the best interest of the Company and its stakeholders.

Report of the Compensation and Benefits Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION AND BENEFITS COMMITTEE

Jan Leschly, Chairman

Peter Chernin

Richard A. McGinn

Edward D. Miller

Robert D. Walter

Summary Compensation Table

The following table summarizes the compensation of our NEOs for the year ended December 31, 2010.

Summary Compensation Table(1)
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
K.I. Chenault	2010	$1,942,308	$2,000,000	$2,049,971	$9,164,925	$0	$560,421	$1,095,647	$16,813,272
Chairman and Chief	2009	$1,201,923	$5,125,000	$0	$3,985,637	$5,325,000	$780,929	$980,079	$17,398,568
Executive Officer	2008	$1,250,000	$0	$9,524,931	$9,775,850	$6,112,500	$640,711	$1,503,053	$28,807,046

E.P. Gilligan	2010	$1,423,077	$4,450,000	$724,967	$3,215,112	$1,680,000	$212,876	$699,438	$12,405,470
Vice Chairman	2009	$862,019	$4,000,000	$1,999,990	$2,648,690	$1,612,500	$228,200	$1,371,487	$12,722,885
	2008	$825,000	$3,500,000	$1,068,971	$1,584,600	$1,125,000	$67,388	$4,499,830	$12,670,789

D.H. Schulman	2010	$401,923	$2,500,000	$5,999,957	$1,853,515	$780,000	$0	$100,895	$11,636,290
Group President
Enterprise Growth

D.T. Henry	2010	$838,462	$2,350,000	$3,437,458	$1,940,154	$1,212,000	$51,989	$362,540	$10,192,602
Executive Vice	2009	$619,711	$2,100,000	$0	$797,125	$1,162,500	$72,072	$255,585	$5,006,994
President and Chief	2008	$625,000	$2,100,000	$718,968	$1,251,000	$300,000	$65,304	$280,737	$5,341,010
Financial Officer

S.J. Squeri	2010	$980,769	$3,500,000	$499,986	$2,217,318	$1,380,000	$84,387	$319,991	$8,982,452
Group President	2009	$614,423	$2,500,000	$999,978	$3,762,926	$1,335,000	$121,082	$169,723	$9,503,131
Global Services	2008	$600,000	$1,650,000	$499,996	$1,084,200	$675,000	$55,873	$203,424	$4,768,493

(1)	Amounts shown are not reduced to reflect the NEOs’ elections, if any, to defer receipt of base salary, bonus, or non-equity incentive plan compensation under our deferred compensation programs.

(2)	The amounts in this column reflect AIA cash payments made for annual performance. The 2010 amount excludes the portion of Mr. Chenault’s 2010 AIA ($3.125 million out of $5.125 million) that was made in the form of RSUs granted in January 2011 that vest one year from the grant date. One-half of the net shares upon vesting cannot be sold until one year after retirement.

(3)	The amounts in these columns reflect stock and option awards that were granted in 2010, 2009, and 2008. The amounts represent the aggregate grant date fair value of awards granted in each respective year computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). See the Grants of Plan-Based Awards table on page 52 for further information on awards made in 2010. A discussion of the assumptions used in computing the award values may be found in Note 20 to our 2010 Consolidated Financial Statements on pages 104 to 105 of our 2010 Annual Report to Shareholders.

In addition, the amounts shown for Mr. Chenault under “Option Awards” include the value recognized in connection with a special grant of SOs made in January 2008, the vesting of which is subject to meeting various performance requirements (i.e., EPS growth, ROE, revenue growth, and TSR performance). In accordance with accounting rules, the amounts in the table above reflect the aggregate grant date fair value associated with only the TSR-based portion of the award. Because it was not “probable” (as determined by reference to the accounting literature) that the portions of the award related to EPS growth, ROE, and revenue growth would vest, the estimated grant date fair value of the award associated with these portions was $0. If all the performance hurdles were to be achieved and the award were to vest, the maximum grant date fair value would be an additional $14.9 million in 2008.

(4)

For 2010, the amounts in this column reflect the cash payment made to the NEO in respect of (i) PG2008-10 awards granted in 2008 (covering the 2008-2010 performance period) and (ii) the second half of PG2009-10 awards granted in 2009 (covering the 2010 performance period), each of which was paid in February 2011.

The 2010 amount excludes payments of $6.093 million to Mr. Chenault, which were made in the form of RSUs granted in January 2011 that vest one year from the grant date. One-half of the net shares upon vesting cannot be sold until one year after retirement.

(5)	The amounts in this column reflect (a) the actuarial increase in the present value of the NEOs’ benefits under all defined benefit pension plans established by the Company and (b) the above-market portion of earnings on compensation deferred by the NEO under our nonqualified deferred compensation programs, which are shown below. For 2010, the above-market earnings on compensation deferred reflect the recent changes to the Executive Retirement Program, see pages 59 to 60 for further information. For the deferrals that were paid out during 2010 only, the Company used the Moody’s “A” Rate, which is 6.14%, as an approximation for market-level earnings. However, for purposes of this table, SEC rules require that market-based earnings be considered to be no more than 5.02%. Accordingly, the table below shows the earnings attributed to the difference between the two rates.

Name	Change in Pension Value	Above-Market Earnings on Deferred Compensation
K.I. Chenault	$560,421	$0
E.P. Gilligan	$212,415	$461
D.H. Schulman	$0	$0
D.T. Henry	$50,454	$1,535
S.J. Squeri	$82,567	$1,820

(6)	See All Other Compensation Table below for additional information.

All Other Compensation Table

The table below shows the components of the amounts included for each NEO under the All Other Compensation column in the Summary Compensation Table.

All Other Compensation Table
Name	Year	Perquisites and Other Personal Benefits ($)(1)	Tax Payments/ Reimbursements ($)(2)	Company Contributions to Defined Contribution Plans ($)(3)	Executive Life Insurance ($)(4)	Dividends and Dividend Equivalents ($)(5)	Total ($)
K.I. Chenault	2010	$517,438	$0	$438,942	$3,589	$135,679	$1,095,647
	2009	$660,272	$0	$117,428	$3,274	$199,105	$980,079
	2008	$887,125	$0	$331,250	$2,965	$281,714	$1,503,053

E.P. Gilligan	2010	$183,077	$36,587	$346,923	$1,830	$131,021	$699,438
	2009	$839,179	$279,747	$145,816	$1,710	$105,035	$1,371,487
	2008	$1,937,152	$2,223,690	$218,625	$1,598	$118,765	$4,499,830

D.H. Schulman	2010	$72,427	$0	$0	$1,380	$27,088	$100,895

D.T. Henry	2010	$85,577	$0	$211,538	$4,340	$61,085	$362,540
	2009	$96,743	$0	$139,855	$3,939	$15,049	$255,585
	2008	$95,480	$0	$165,625	$3,570	$16,062	$280,737

S.J. Squeri	2010	$84,004	$0	$199,038	$1,870	$35,079	$319,991
	2009	$71,459	$0	$88,695	$1,750	$7,819	$169,723
	2008	$61,838	$0	$132,000	$1,633	$7,953	$203,424

(1)	See the Perquisites and Other Personal Benefits table below for additional information regarding the components of this column.

(2)	For Mr. Gilligan, the amount shown in this column includes tax equalization payments and tax reimbursements in connection with his international assignment in London, which ended in July 2009. These payments and reimbursements are made under a policy that applies to all employees on international assignment and is designed to facilitate these assignments by covering taxes over and above taxes that these employees would have incurred had they remained in their home countries. The amounts shown have been reduced to reflect the Company’s retention of certain amounts related to home country taxes from Mr. Gilligan’s compensation. There are trailing payments and/or reimbursements made after the end of the period of assignment to address any foreign tax obligations relating to income received, awarded, or earned during the assignment. The payments or reimbursements included in the amount shown that were paid or received in British Pound Sterling were converted to U.S. Dollars based on the conversion rate as of the date paid, received, or allocated.

(3)	This column reports Company contributions to the NEOs’ accounts under the Company’s RSP and to the RSP Related Account under the Company’s RRP. See pages 56 to 59 for a further description of the RSP and the RSP Related Account under the Company’s RRP.

(4)	This column reports imputed income to the NEO under the Company’s executive life insurance program.

(5)	This column reports dividends and dividend equivalents paid in connection with RSAs and RSUs awarded to the NEO under the 1998 Incentive Compensation Plan (1998 Plan) or the 2007 Incentive Compensation Plan (2007 Plan). Beginning with awards granted in 2011, dividends and dividend equivalents on unvested RSAs and RSUs granted to executive officers will be paid only if and when the underlying shares vest.

Perquisites and Other Personal Benefits

Perquisites and Other Personal Benefits Table
Name	Year	Local and Other Travel Benefits ($)(1)	Personal Use of Company Aircraft ($)(2)	Flexible Perquisite Allowance ($)	Home Security System ($)	Security During Personal Trips ($)	International Assignment ($)(3)	Other Benefits ($)(4)	Total ($)
K.I. Chenault	2010	$139,273	$200,000	$35,000	$75,556	$53,671	n/a	$13,938	$517,438
	2009	$138,635	$401,527	$35,000	$54,176	$18,326	n/a	$12,608	$660,272
	2008	$152,299	$414,702	$35,000	$200,898	$45,729	n/a	$38,496	$887,125

E.P. Gilligan	2010	$40,500	$3,466	$35,000	$1,815	n/a	$99,296	$3,000	$183,077
	2009	$48,000	$4,776	$35,000	$0	n/a	$748,131	$3,272	$839,179
	2008	$48,000	$4,383	$35,000	$1,609	n/a	$1,841,340	$6,820	$1,937,152

D.H. Schulman	2010	$12,500	$0	$14,585	$40,861	n/a	n/a	$4,481	$72,427

D.T. Henry	2010	$40,500	$0	$35,000	$0	n/a	n/a	$10,077	$85,577
	2009	$48,000	$0	$35,000	$0	n/a	n/a	$13,743	$96,743
	2008	$48,000	$0	$35,000	$0	n/a	n/a	$12,480	$95,480

S.J. Squeri	2010	$40,500	$0	$35,000	$744	n/a	n/a	$7,760	$84,004
	2009	$25,500	$0	$35,000	$695	n/a	n/a	$10,264	$71,459
	2008	$18,000	$0	$35,000	$513	n/a	n/a	$8,325	$61,838

(1)	Amount includes local travel allowance and cost of certain executive travel services. For Mr. Chenault, the Company’s security policy adopted by the Audit and Risk Committee of the Board requires him to use, to the maximum extent practicable, Company-owned automobiles for personal use as well as business travel. We have included costs relating to required personal use of Company-owned automobiles in this column.

(2)	The Company’s security policy adopted by the Audit and Risk Committee of the Board requires our CEO to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel. The calculation of incremental cost for personal use of Company aircraft is based on the variable cost to the Company of operating the aircraft and includes, among other things, fuel costs, trip-related maintenance, the cost of trip-related crew hotels and meals, and landing and ground handling fees. The calculation does not include fixed costs that would have been incurred regardless of whether there was any personal use of the aircraft (e.g., aircraft purchase costs and depreciation, flight crew salaries and benefits, insurance costs, etc.). SEC rules require that for purposes of this table, we also include in this amount those costs incurred in connection with travel to outside corporate board meetings (other than those in which the executive serves as a designee of the Company).

Effective January 1, 2010, the Company requires reimbursement by Mr. Chenault for incremental cost in excess of $200,000 per year for travel on Company aircraft that is deemed by the SEC to be personal use, including use to travel to outside board meetings.

(3)	The amount shown includes expatriate services and allowances in connection with Mr. Gilligan’s repatriation to the United States, due to his international assignment. The services received by Mr. Gilligan apply to all employees on international assignment. Services and allowances included in the amounts shown that were paid or received in British Pound Sterling were converted to U.S. Dollars based on the conversion rate as of the date paid, received, or allocated.

(4)	This column reports the total amount of other perquisites and personal benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of all perquisites and other personal benefits reported for the NEO. These other benefits consist of amounts for premiums for Directors’ Charitable Award Program life insurance (only for Mr. Chenault in 2008), office parking, incidental business gifts (in 2008), reimbursement for certain information technology, cost of certain meals from the Company’s dining facilities, and reimbursement for the out-of-pocket portion of fees for certain routine medical examinations.

This column also includes the above-market portion of earnings in connection with deferred compensation payouts previously disclosed in 2009 and 2008. See footnote 5 to the Summary Compensation Table for above-market earnings for 2010.

In addition to the perquisites and other benefits described in the table and footnotes above, our NEOs also receive occasional secretarial support with respect to personal matters and may, on occasion, use the Company’s tickets for sporting and entertainment events for personal rather than business purposes. We incur no incremental cost for the provision of such additional benefits.

Grants of Plan-Based Awards

The following table provides information on SO, RSA, RSU, and PG awards granted to each of our NEOs in 2010 under the 2007 Plan. There can be no assurance that the grant date fair value of awards will ever be realized by the NEOs.

Grants of Plan-Based Awards
Name	Award Type (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards		Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options (#)	Exercise Price or Base Price of Option Awards ($/Sh)(3)
K.I. Chenault	PG2010-11	1/26/2010	$0	$5,125,000	$6,406,250	n/a	n/a	n/a
	SO	1/26/2010							650,918	$38.10	$9,164,925
	RSU	1/26/2010					53,805				$2,049,971

E.P. Gilligan	PG2010-11	1/26/2010	$0	$1,500,000	$1,875,000	n/a	n/a	n/a
	SO	1/26/2010							228,346	$38.10	$3,215,112
	RSA	1/26/2010					19,028				$724,967

D.H. Schulman	PG2009-10	8/31/2010	$0	$650,000	$812,500	n/a	n/a	n/a
	PG2010-11	8/31/2010	$0	$1,300,000	$1,625,000	n/a	n/a	n/a
	SO	8/31/2010							125,407	$39.87	$1,853,515
	RSA	8/31/2010					31,351				$1,249,964
	RSA	8/31/2010					119,137				$4,749,992

D.T. Henry	PG2010-11	1/26/2010	$0	$1,100,000	$1,375,000	n/a	n/a	n/a
	SO	1/26/2010							137,795	$38.10	$1,940,154
	RSU	1/26/2010					11,482				$437,464
	RSU	1/26/2010					78,740				$2,999,994

S.J. Squeri	PG2010-11	1/26/2010	$0	$1,000,000	$1,250,000	n/a	n/a	n/a
	SO	1/26/2010							157,480	$38.10	$2,217,318
	RSA	1/26/2010					13,123				$499,986

(1)	PG Awards. PG2010-11 awards link compensation to our financial, strategic, and operational performance during two one-year performance periods: 2010 and 2011. For 2010, the value of the PG award was based 60% on financial metrics, 25% on strategic goals and milestones and 15% on customer service goals, the same as the goals described on page 43 for PG2009-10. The potential award payout is determined based on a table of possible performance and earned payout levels for each performance period, including a cap on the overall earned payout level for each performance period. The actual payout could be higher or lower than the notional target value based on actual financial, strategic, and operational performance.

The performance targets for the 2010 performance period were set in the first quarter of 2010. Payments associated with the first half of PG2010-11 are subject to additional capital adequacy requirements in 2011. The performance targets for the 2011 performance period will be set in March 2011. Both halves of the award are scheduled to pay out in February 2012. To receive a payout the executive officer generally must be employed by the Company through the vesting and payment date.

Restricted Stock Awards and Restricted Stock Units. We granted RSA/RSUs as part of our annual long-term incentive award program and for other special circumstances. Except as specified otherwise below, the RSA/RSUs vest 25% per year over four years beginning on the first anniversary of the grant date, subject to continuous employment with the Company.

Mr. Schulman was granted two RSAs at the time he joined the Company. One award (119,137 shares) will vest 50% per year over two years beginning on the first anniversary of the grant date, subject to continuous employment with the Company. The other award (31,351 shares) vests 25% per year over four years beginning on the first anniversary of the grant date, subject to continuous employment with the Company.

The RSU award of 78,740 shares granted to Mr. Henry in January 2010 will vest on the third anniversary of the grant date.

For tax deduction purposes, the vesting of all RSA/RSU grants is subject to a performance hurdle of positive cumulative net income over the vesting period. We pay cash dividends or dividend equivalents on the RSA/RSUs in the same amount that we pay cash dividends or dividend equivalents on our common shares. For grants made after December 31, 2010, dividends and dividend equivalents will be accrued but will not be paid unless and until the underlying shares vest. All unvested RSA/RSUs may also become vested upon death, disability termination, retirement, or a change in control of the Company, as we describe on pages 60 to 64.

Stock Options. We granted SOs as part of our annual long-term incentive award program. The SOs have a ten-year term. Award holders may exercise up to 25% of their SOs after one year, 50% after two years, 75% after three years, and 100% after four years, subject to continuous employment with the Company. Prior to the exercise of a SO, the holder has no rights as a shareholder with respect to the shares subject to a SO. All outstanding SOs may also become exercisable upon death, disability termination, retirement, or a change in control of the Company, as we describe on pages 60 to 64.

Mr. Schulman was granted SOs at the time of hire that vest in four equal annual installments, subject to his continuous employment with the Company.

(2)	The amounts shown under these columns represent potential payouts to the NEOs under the PG2010-11 payout guidelines applicable to executive officers. The amounts reflect the aggregate potential payouts for the two one-year performance periods that comprise PG2010-11. The threshold payout is zero, since it represents the level of performance for which no award would be earned for each of the metrics by which performance is measured. The “target” payout is equal to 100% of the executive’s grant value, and represents the amount that may be paid for achieving the target level of performance across all performance components of the award. The “maximum” payout represents the amount that may be paid for achieving the maximum level of performance across all performance components, subject to an overall cap for the payout amount.

Mr. Schulman was granted a PG2009-10 award at the time he joined the Company in August 2010.

(3)	The exercise price of the SOs shown in this column reflects the closing price of a share of our common stock as reported on the NYSE on the date of grant. The exercise price per share of our common stock on the January 26, 2010 grant date was $38.10 and on the August 31, 2010 grant date was $39.87.

(4)	Restricted Stock Awards and Restricted Stock Units. We value RSAs and RSUs in this column based on the closing price of the Company’s common shares on the NYSE on the grant date ($38.10 on January 26, 2010 and $39.87 on August 31, 2010).

Stock Options. These amounts show hypothetical values at grant under a variation of the Black-Scholes option pricing model. This model is a mathematical formula that makes assumptions about stock option features. A number of these assumptions do not apply to the options we grant to our executive officers and other employees. In particular, the model assumes that holders can exercise stock options immediately and freely transfer them. For these reasons, we caution that the values we show in the table are theoretical and may not reflect the amounts that option holders will realize. Whether and to what extent an option holder realizes value will depend on what our share price will be relative to the exercise price. The assumptions and Black-Scholes values listed below are consistent with the assumptions that we used to report stock option valuations and expense in our 2010 Annual Report to Shareholders.

The following assumptions are used for SOs granted in January and August 2010:

Assumptions	January	August
Dividend yield	1.8%	1.7%
Expected volatility	41.1%	43.2%
Risk-free interest rate	2.9%	1.8%
Expected life of stock option (years)	6.2	6.2
Exercise price	$38.10	$39.87

The expected volatility is based on weighted historical and implied volatilities of the Company’s common stock price. The expected life of the options is based on historical data and expectations of options currently outstanding.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table shows the number of shares covered by exercisable and unexercisable SOs and unvested RSAs and RSUs granted under the 1998 Plan or the 2007 Plan held by our NEOs on December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

		Option Awards								Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(a)
K.I. Chenault	1/26/2010	0		650,918	(1)			$38.100	1/26/2020				53,805	(b)	$2,309,311
	1/29/2009	299,222	(1)	897,666				$16.710	1/29/2019
	1/31/2008	312,500	(1)	312,500				$49.130	1/30/2018
	1/31/2008	0		0		1,375,000	(4)	$49.130	1/30/2018				122,124	(c)	$5,241,562
	11/30/2007	0		0		1,375,000	(4)	$58.980	11/30/2017
	1/25/2007	468,750	(1)	156,250				$57.770	1/25/2017
	1/23/2006	425,000	(2)	0				$51.865	1/22/2016
	1/24/2005	445,537	(2)	0				$45.768	1/23/2015
	1/26/2004	555,208	(2)	0				$43.977	1/25/2014
	1/27/2003	555,208	(2)	0				$29.239	1/26/2013
E.P. Gilligan	1/26/2010	0		228,346	(1)			$38.100	1/26/2020				19,028	(d)	$816,682
	10/30/2009	0		114,810	(5)			$34.840	10/30/2019				57,405	(e)	$2,463,823
	1/29/2009	83,782	(1)	251,346				$16.710	1/29/2019
	1/31/2008	95,000	(1)	95,000				$49.130	1/30/2018				21,758	(f)	$933,853
	7/31/2007	112,500	(3)	337,500				$58.540	7/31/2017				68,000	(g)	$2,918,560
	1/25/2007	112,500	(1)	37,500				$57.770	1/25/2017
	1/23/2006	150,000	(2)	0				$51.865	1/22/2016
	1/24/2005	165,648	(2)	0				$45.768	1/23/2015
	1/26/2004	195,351	(2)	0				$43.977	1/25/2014
	7/28/2003	10,282	(2)	0				$39.876	7/27/2013
	1/27/2003	185,069	(2)	0				$29.239	1/26/2013
	1/28/2002	205,632	(6)	0				$31.941	1/27/2012
	2/26/2001	205,632	(7)	0				$38.922	2/25/2011
D.H. Schulman	8/31/2010	0		125,407	(1)			$39.870	8/31/2020				31,351	(d)	$1,345,585
	8/31/2010												119,137	(h)	$5,113,360
D.T. Henry	1/26/2010	0		137,795	(1)			$38.100	1/26/2020				11,482	(b)	$492,807
	1/26/2010												78,740	(j)	$3,379,521
	1/29/2009	59,844	(1)	179,533				$16.710	1/29/2019
	1/31/2008	75,000	(1)	75,000				$49.130	1/30/2018				14,634	(c)	$628,091
	10/31/2007	71,250	(1)	23,750				$60.950	10/31/2017
	1/25/2007	20,625	(1)	6,875				$57.770	1/25/2017	1,719	(i)	$73,779
	1/23/2006	30,000	(2)	0				$51.865	1/22/2016
	1/24/2005	28,560	(2)	0				$45.768	1/23/2015
	1/26/2004	68,544	(2)	0				$43.977	1/25/2014
	3/25/2003	2,582	(2)	0				$31.057	3/24/2013
S.J. Squeri	1/26/2010	0		157,480	(1)			$38.100	1/26/2020				13,123	(d)	$563,239
	10/30/2009	0		229,621	(5)			$34.840	10/30/2019				28,702	(e)	$1,231,890
	1/29/2009	0		157,092	(1)			$16.710	1/29/2019
	1/31/2008	65,000	(1)	65,000				$49.130	1/30/2018				10,177	(f)	$436,797
	1/25/2007	97,500	(1)	32,500				$57.770	1/25/2017
	1/25/2007	100,000	(3)	300,000				$57.770	1/25/2017
	1/23/2006	130,000	(2)	0				$51.865	1/22/2016
	5/16/2005	36,557	(2)	0				$45.575	5/16/2015
	1/24/2005	26,275	(2)	0				$45.768	1/23/2015
	1/24/2005	68,544	(2)	0				$45.768	1/23/2015
	1/26/2004	75,399	(2)	0				$43.977	1/25/2014

Notes Relating to Option Awards

(1)	These SOs vest 25% (subject to rounding) on the first, second, third, and fourth anniversaries of the grant date.

(2)	These SOs vested 25% (subject to rounding) on the first, second, third, and fourth anniversaries of the grant date.

(3)	These SOs vest 25% (subject to rounding) on the third and fourth anniversaries of the grant date, and 50% on the fifth anniversary of the grant date.

(4)	These SOs comprising the Special Grant will vest only if the Company meets performance levels with respect to (i) growth in diluted EPS from continuing operations, (ii) revenue growth, (iii) average annual ROE, and (iv) annual TSR as compared to the S&P 500 Index, in each case during the six-year period from January 1, 2008 through December 31, 2013. Further details are described on page 24 of the March 13, 2009 proxy statement.

(5)	These SOs vest 100% on the fourth anniversary of the grant date.

(6)	These SOs vested 33 1/3% (subject to rounding) on the first, second, and third anniversaries of the grant date.

(7)	These SOs vested 33 1/3% (subject to rounding) on the second, third, and fourth anniversaries of the grant date.

Notes Relating to Stock Awards

(a)	The market value of the stock awards is based on the closing price per share of our stock as of December 31, 2010, which was $42.92.

(b)	These RSUs vest 25% on each of the first, second, third, and fourth anniversaries of the grant date, subject to continuous employment with the Company and our achieving positive cumulative net income from continuing operations over each vesting period.

(c)	These RSUs vest on the third anniversary of the grant date, subject to continuous employment with the Company and our achieving average annual ROE of 15% or more over the vesting period.

(d)	These RSAs vest 25% on each of the first, second, third, and fourth anniversaries of the grant date, subject to continuous employment with the Company and our achieving positive cumulative net income from continuing operations over each vesting period.

(e)	These RSAs vest on the third anniversary of the grant date, subject to continuous employment with the Company and our achieving positive cumulative net income from continuing operations for the period October 1, 2009 through September 30, 2012.

(f)	These RSAs vest on the third anniversary of the grant date, subject to continuous employment with the Company and our achieving average annual ROE of 15% or more over the vesting period.

(g)	For Mr. Gilligan, these RSAs vest 20% on each of the third, fourth, and fifth anniversaries of the grant date and 40% on the sixth anniversary of the grant date, subject to continuous employment with the Company and our achieving average annual ROE of 15% or more over the vesting periods.

(h)	For Mr. Schulman, these RSAs vest 50% on each of the first and second anniversaries of the grant date, subject to continuous employment with the Company and our achieving positive cumulative net income from continuing operations over each vesting period.

(i)	These RSUs vest 25% on the first, second, third, and fourth anniversaries of the grant date, subject to continuous employment with the Company.

(j)	These RSUs vest on the third anniversary of the grant date, subject to continuous employment with the Company and our achieving positive cumulative net income from continuing operations over the vesting period.

Option Exercises and Stock Vested in 2010

The following table contains information about exercises of SOs by the NEOs and shares acquired by the NEOs upon the vesting of RSA/RSUs, in each case during 2010.

Option Exercises and Stock Vested in 2010
	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
K.I. Chenault	1,416,579	$8,477,958	103,860	$3,924,869
E.P. Gilligan			48,158	$1,936,341
D.H. Schulman
D.T. Henry			3,282	$127,231
S.J. Squeri	278,558	$4,458,805

(1)	Amounts reflect the difference between the exercise price of the SO and the market price of our common stock at the time of exercise.

(2)	Amounts reflect the market value of our common stock on the day on which the RSA/RSUs vested.

Retirement Plan Benefits

The table below shows the present value of accumulated benefits payable to each of the NEOs under each of the American Express Retirement Plan and the American Express Retirement Restoration Plan (formerly the American Express Supplemental Retirement Plan).

Pension Benefits 2010
Name	Plan Name	Number Of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)	Payments During Last Fiscal Year ($)
K.I. Chenault	Retirement Plan	29	$534,088	$0
	RRP-Retirement Plan Related Account		$6,584,003	$0

	Total		$7,118,091	$0
E.P. Gilligan	Retirement Plan	30	$331,608	$0
	RRP-Retirement Plan Related Account		$1,440,970	$0

	Total		$1,772,578	$0
D.H. Schulman	Retirement Plan	0	$0	$0
	RRP-Retirement Plan Related Account		$0	$0

	Total		$0	$0
D.T. Henry	Retirement Plan	20	$264,524	$0
	RRP-Retirement Plan Related Account		$480,388	$0

	Total		$744,912	$0
S.J. Squeri	Retirement Plan	25	$240,719	$0
	RRP-Retirement Plan Related Account		$450,161	$0

	Total		$690,880	$0

(1)	Present Value of Accumulated Benefits (PVAB) was determined using the same measurement date (December 31, 2010) and assumptions as used for financial reporting purposes:

•	Discount rate equal to 4.70%

•	RP 2000 White Collar Mortality Table projected as required by the Pension Protection Act

•	Retirement age is assumed to be the normal retirement age as defined in the plan (age 65)

•	Form of payment is the value of the cash balance account payable as a lump sum distribution upon retirement

•	PVAB includes the value of the MetLife benefit described below, if applicable

Retirement Plan. The NEOs (except for Mr. Schulman) participate in the Retirement Plan, which is a defined benefit cash balance retirement plan. As a result of amendments made to the Retirement Plan in 2007, we discontinued benefit accruals (other than crediting interest to outstanding account balances). The Retirement Plan continues to credit participants with interest on their cash balances. The Retirement Plan sets the interest rate each year based on the average of the interest rates for certain five-year U.S. Treasury Notes. The minimum interest rate each year is 5%. The maximum interest rate is the lower of 10% or the applicable interest rate shown in the Retirement Plan. For 2010 and 2011, the interest rate is 5%. In addition, benefits from prior replacement plans, which were terminated in 1985, are payable through an insurance contract with Metropolitan Life Insurance Company.

RRP-Retirement Plan Related Account. Each RRP participant who participated in the Retirement Plan has a Retirement Plan Related Account for benefits that could not be provided under the Retirement Plan as a result of tax-qualified plan limitations. Compensation for RRP-Retirement Plan Related Account purposes included the same items of compensation as the Retirement Plan, and also included the value of amounts deferred by a participant under a Company nonqualified deferred compensation program and the value of restricted stock awards granted to the participants in lieu of cash supplemental AIAs. RRP-Retirement Plan Related Account benefits accrued and vested in a manner similar to benefits under the Retirement Plan. Participants may elect to receive payment of their RRP-Retirement Plan Related Account benefits in either a lump sum or annual installments over a period of five, ten, or 15 consecutive years. Lump-sum payments are made on the January 1 or July 1 that is at least six months following the participant’s separation from service and installment payments commence on the July 1 of the calendar year following the year in which the participant separates from service.

As a result of amendments made to the RRP in 2007, no contributions generally are made to a participant’s RRP-Retirement Plan Related Account for any pay period ending on or after July 1, 2007. Participants continue to receive interest credits on their outstanding RRP-Retirement Plan Related Account balances at the same rate as on their Retirement Plan accounts. Generally, all participants who were employed as of July 1, 2007 became vested in the accrued benefits under their RRP-Retirement Plan Related Account as of that date.

Nonqualified Deferred Compensation

The following table shows the executive or Company contributions, earnings, withdrawals, and account balances for the NEOs in our RRP-RSP Related Accounts and our deferred compensation programs. These programs are unfunded, unsecured deferred compensation programs.

Nonqualified Deferred Compensation 2010
Name	Plan Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
K.I. Chenault	RRP-RSP Related Account	$0	$406,442	$268,623	$0	$2,090,618
	Deferred Compensation	$0	$0	$1,144,846	$0	$23,950,545

	Total	$0	$406,442	$1,413,469	$0	$26,041,163
E.P. Gilligan	RRP-RSP Related Account	$0	$338,923	$94,236	$0	$1,146,609
	Deferred Compensation	$0	$0	$110,248	$171,298	$2,255,897

	Total	$0	$338,923	$204,484	$171,298	$3,402,506
D.H. Schulman	RRP-RSP Related Account	$0	$0	$0	$0	$0
	Deferred Compensation	$0	$0	$0	$0	$0

	Total	$0	$0	$0	$0	$0
D.T. Henry	RRP-RSP Related Account	$0	$179,038	$100,372	$0	$831,552
	Deferred Compensation	$0	$0	$84,536	$597,029	$1,592,445

	Total	$0	$179,038	$184,908	$597,029	$2,423,997
S.J. Squeri	RRP-RSP Related Account	$0	$191,038	$82,135	$0	$698,018
	Deferred Compensation	$100,000	$0	$257,335	$320,222	$5,190,376

	Total	$100,000	$191,038	$339,470	$320,222	$5,888,394

(1)	The amounts in this column are also included in the Summary Compensation Table on page 48 under “All Other Compensation.”

(2)	Earnings on RRP-RSP Related Account balances are determined based on hypothetical investment of those account balances at the direction of the participant in the funds available under the RSP. The following earnings on Deferred Compensation are included as compensation under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table on page 48: for Mr. Chenault, $0; for Mr. Gilligan, $461; for Mr. Schulman, $0; for Mr. Henry, $1,535; and for Mr. Squeri, $1,820.

(3)	Of the total amounts shown in this column, the following amounts have been reported as “Salary,” “Bonus,” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table in this proxy statement and prior years’ proxy statements: for Mr. Chenault, $9,004,790; for Mr. Gilligan, $1,475,000; for Mr. Schulman, $0; for Mr. Henry, $921,000; and for Mr. Squeri, $1,150,000. The amounts in the preceding sentence do not include: 1) amounts deferred by each executive before becoming an NEO; and 2) amounts reported in this proxy statement and prior years’ proxy statements as above-market earnings on deferred compensation.

Retirement Savings Plan. The RSP is a broad-based, U.S. tax-qualified 401(k) savings plan, providing for employer and employee contributions. We generally match 100% of before-tax employee contributions up to 5% of an employee’s total pay for all participants (including the NEOs). Effective January 2010, all active participants were immediately 100% vested in the Company matching contribution. We may also contribute an annual discretionary profit sharing amount (ranging from 0-5%) for eligible employees based on our annual performance. As a result of our 2010 performance, the Board approved a profit sharing contribution of 2.75% of total pay for eligible employees in the regular benefit level (including NEOs). Company profit sharing contributions generally vest on the third anniversary of an employee’s service with the Company.

For our employees who commenced their employment prior to April 1, 2007, we generally also contribute an additional conversion contribution of up to 8% of quarterly total pay. The percentage varies by individual based on their projected age and service as of December 31, 2008. The conversion contributions for the NEOs are as follows: Messrs. Chenault, Gilligan, and Henry: 6.0% and Mr. Squeri: 3.75%. Mr. Schulman commenced employment after April 1, 2007 and is not eligible for conversion contributions.

RRP-RSP Related Account. Each RRP participant has a RRP-RSP Related Account for benefits that cannot be provided under the Retirement Savings Plan as a result of tax-qualified plan limitations. The RRP was amended effective January 1, 2011 such that the Company matches employee contributions in the RRP-RSP Related Account up to a maximum of 5 percent of total pay in excess of IRS compensation limits, only to the extent the employee voluntarily defers compensation under the Deferred Compensation Program. All other Company contributions to the RRP-RSP Related Account were not impacted by this amendment. Compensation for RRP-RSP Related Account purposes includes the same items of compensation as the Retirement Savings Plan, and also includes the value of base pay and annual incentive amounts deferred by a participant under the Company’s nonqualified deferred compensation programs. Participants may elect to receive payment of their RRP-RSP Related Account benefits in either a lump sum or annual installments over a period of five, ten, or 15 consecutive years.

Deferred Compensation. As part of planning for retirement or other long-term financial needs, we provide the NEOs and certain other senior-level employees with an annual opportunity to defer receipt of a portion of their base salary or annual incentive award up to one times their base salary in any particular year. Our deferred compensation program was substantially revised beginning with 2008 deferrals and further amended effective January 1, 2011 as part of a review of U.S. retirement income and current and emerging retirement income market practices. Our review indicated that providing a compensation deferral program with market-based investment opportunities to senior level employees is consistent with competitive practices in the United States, and would help achieve our competitive total retirement income level. As a result, the deferral program was amended to provide only market-based investment options.

Under the deferral program, participants may elect for payment to commence upon retirement or a specified date at least five years after deferral, but not later than retirement, and to receive payment in either a lump sum or annual installments over a period of five, ten, or 15 consecutive years. If a participant elects to be paid upon a specified date, and the participant has not had a separation from service prior to such date, then payment is made in the form elected by the participant (lump sum or installments), commencing on the March 15 or September 15 (January 1 or July 1 for 2011 and later deferrals) immediately following the participant’s specified date. If a participant elects to be paid upon retirement or separates from service prior to his elected specified date, then if the participant is retirement eligible at the time of his or her separation from service, payment is made in the form elected by the participant (lump sum or installments), commencing on the March 15 or September 15 (January 1 or July 1 for 2011 and later deferrals) that is at least six months following the participant’s separation from service. For 2010 and earlier deferrals, if a participant is not retirement eligible, then payment is made in the form of a lump sum, regardless of the form elected by the participant, commencing on the March 15 or September 15 that is at least six months following the participant’s separation from service. For 2011 and later deferrals, if a participant is not retirement eligible, then payment is made in the form elected by the participant (lump sum or installments), commencing on the January 1 or July 1 that is at least six months following the participant’s separation from service.

For 2007 and prior years, deferred compensation opportunities were provided to NEOs and other senior-level employees under separate deferred compensation programs that were approved annually by the Compensation Committee. Under these prior programs, participants were able to defer receipt until retirement or a specified date at least five years after deferral, but not later than ten years after retirement.

Deferred Compensation Earnings. Starting with 2011 deferrals, earnings on deferral program balances will be based on investment options similar to those offered under the Retirement Savings Plan. Balances for 2010 and earlier also transitioned to this new investment approach effective January 1, 2011 for Executive Officers (EOs),

January 1, 2012 for all other active participants, and January 1, 2013 for retirees. Until the transition date, interest crediting on prior deferrals is based on the prior ROE-linked interest crediting schedules. The Company reserves the right to revise ROE-linked interest crediting schedules under outstanding deferral programs at any time, prospectively or retrospectively.

Furthermore, for EOs, the deferral program was amended to limit the 2010 interest crediting rate to 5.02% (120% of the December 2009 Federal Long-term Rate) except on the portion of each EO’s deferral balance distributed prior to the plan change which received interest credits of 6.14%.

Interest credits for balances under the 1994 to 2007 programs in excess of the lowest applicable rate are subject to continued service by the executive for five years or earlier retirement eligibility (defined as age 55 with ten or more actual or deemed years of service). Effective with deferral elections for 2008 and later years, interest credits in excess of the lowest applicable schedule rate is linked to continued service until retirement. The deferral program was amended effective January 1, 2011 to eliminate the continued service requirement to receive the interest credits in excess of the lowest applicable schedule rate on all unvested and unpaid deferrals.

Potential Payments Upon Termination or Change in Control (CIC)

The tables below show certain potential payments that would have been made to an NEO if the NEO’s employment had terminated on December 31, 2010 under various scenarios, including a CIC. In accordance with SEC rules, the potential payments were determined under the terms of our plans and arrangements as in effect on December 31, 2010. The tables do not include the pension benefits or nonqualified deferred compensation that would be paid to an NEO, which are set forth in the “Pension Benefits 2010” and “Nonqualified Deferred Compensation 2010” tables above, except to the extent that the NEO is entitled to an additional benefit as a result of the termination. In addition, the tables do not include the value of vested but unexercised SOs as of December 31, 2010 and cash AIA and PG awards for performance cycles ending on December 31, 2010. The footnotes to the tables describe the assumptions used in estimating the amounts shown in the tables. Because the payments to be made to an NEO depend on several factors, the actual amounts to be paid out upon an NEO’s termination of employment can only be determined at the time of an executive’s separation from the Company.

Potential Payments Upon Termination of Employment/CIC as of 12/31/10
K. I. Chenault
	Death(a)	Disability(a)	Retirement(b)	Termination w/o Cause not in Connection with CIC(c)	Termination w/o Cause or Constructive Term. in Connection with CIC(d)
Incremental Benefits Due to Termination Event(1)
Severance	$0	$0	$0	$14,250,000	$14,250,000
Pro-Rata Bonus	n/a	n/a	n/a	n/a	n/a
Value of Accelerated LTIA(2)	$20,285,648	$20,285,648	$26,223,115	$22,848,148	$18,850,648
Deferred Compensation	$0	$0	$0	$1,104,022	$1,104,022
Retirement Savings Plan	$0	$204,042	$0	$0	$0
Retirement Plan	$0	$0	$0	$0	$0
Other Benefits	$1,151,288	$0	$348,712	$280,159	$126,890
Gross-Up on Excise Taxes	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$21,436,936	$20,489,690	$26,571,827	$38,482,330	$34,331,561

Potential Payments Upon Termination of Employment/CIC as of 12/31/10
E. P. Gilligan
	Death(a)	Disability(a)	Voluntary Resignation(b)	Termination w/o Cause not in Connection with CIC(c)	Termination w/o Cause or Constructive Term. in Connection with CIC(d)
Incremental Benefits Due to Termination Event
Severance	$0	$0	$0	$10,900,000	$10,900,000
Pro-Rata Bonus	n/a	n/a	n/a	n/a	n/a
Value of Accelerated LTIA(2)	$16,648,989	$16,648,989	$0	$11,857,463	$16,228,989
Deferred Compensation	$0	$0	$0	$32,474	$32,474
Retirement Savings Plan	$0	$487,403	$0	$0	$0
Retirement Plan	$0	$0	$0	$0	$0
Other Benefits	$1,500,000	$0	$0	$158,631	$246,449
Gross-Up on Excise Taxes	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$18,148,989	$17,136,392	$0	$22,948,568	$27,407,912

Potential Payments Upon Termination of Employment/CIC as of 12/31/10
D. H. Schulman
	Death(a)	Disability(a)	Voluntary Resignation(b)	Termination w/o Cause not in Connection with CIC(c)	Termination w/o Cause or Constructive Term. in Connection with CIC(d)
Incremental Benefits Due to Termination Event
Severance	$0	$0	$0	$6,100,000	$6,100,000
Pro-Rata Bonus	n/a	n/a	n/a	n/a	n/a
Value of Accelerated LTIA(2)	$7,621,436	$7,621,436	$0	$7,407,398	$7,257,436
Deferred Compensation	$0	$0	$0	$0	$0
Retirement Savings Plan	$0	$0	$0	$0	$0
Retirement Plan	$0	$0	$0	$0	$0
Other Benefits	$1,500,000	$0	$0	$159,945	$124,945
Gross-Up on Excise Taxes	n/a	n/a	n/a	n/a	$3,955,676
Total Value of Incremental Benefits	$9,121,436	$7,621,436	$0	$13,667,344	$17,438,057

Potential Payments Upon Termination of Employment/CIC as of 12/31/10
D. T. Henry
	Death(a)	Disability(a)	Retirement(b)	Termination w/o Cause not in Connection with CIC(c)	Termination w/o Cause or Constructive Term. in Connection with CIC(d)
Incremental Benefits Due to Termination Event(1)
Severance	$0	$0	$0	$5,900,000	$5,900,000
Pro-Rata Bonus	n/a	n/a	n/a	n/a	n/a
Value of Accelerated LTIA(2)	$2,600,336	$2,600,336	$8,003,595	$3,150,336	$2,292,336
Deferred Compensation	$0	$0	$0	$0	$0
Retirement Savings Plan	$0	$135,482	$0	$0	$0
Retirement Plan	$0	$0	$0	$0	$0
Other Benefits	$1,087,758	$0	$412,242	$273,826	$120,454
Gross-Up on Excise Taxes	n/a	n/a	n/a	n/a	$0
Total Value of Incremental Benefits	$3,688,094	$2,735,818	$8,415,837	$9,324,163	$8,312,791

Potential Payments Upon Termination of Employment/CIC as of 12/31/10
S. J. Squeri
	Death(a)	Disability(a)	Voluntary Resignation(b)	Termination w/o Cause not in Connection with CIC(c)	Termination w/o Cause or Constructive Term. in Connection with CIC(d)
Incremental Benefits Due to Termination Event
Severance	$0	$0	$0	$7,000,000	$7,000,000
Pro-Rata Bonus	n/a	n/a	n/a	n/a	n/a
Value of Accelerated LTIA(2)	$9,563,698	$9,563,698	$0	$6,174,754	$9,283,698
Deferred Compensation	$0	$0	$0	$80,536	$80,536
Retirement Savings Plan	$0	$409,070	$0	$0	$0
Retirement Plan	$0	$0	$0	$0	$0
Other Benefits	$1,500,000	$0	$0	$161,890	$245,951
Gross-Up on Excise Taxes	n/a	n/a	n/a	n/a	$3,809,234
Total Value of Incremental Benefits	$11,063,698	$9,972,768	$0	$13,417,180	$20,419,419

(1)	For Messrs. Chenault and Henry, who were retirement eligible on December 31, 2010, the scenarios shown that are noted with (a), (c) and (d) reflect the incremental benefit that these individuals would receive under these scenarios over and above what they would otherwise receive upon retirement.

(2)	Value of Accelerated LTIA. RSA/RSU and SO values are based on $42.92, the closing price per share of our stock on December 31, 2010. For SOs, the value reflects the “in the money” value of SOs that vest upon termination of employment or CIC. With respect to PGs, the value reflects the PG’s target value adjusted by the applicable payout percentage.

(a)	Death and Disability. An NEO or his designated beneficiary or estate would receive:

•	Pro Rata Bonus: A pro rata portion of the AIA for the year of termination, calculated based on the NEO’s AIA for the prior year.

•	Value of Accelerated LTIA: 100% vesting of outstanding SOs, RSAs, and RSUs, and a pro rata portion of outstanding PG awards.

•	Retirement Savings Plan: Upon disability, future employer contributions through age 65.

•	Other Benefits: The coverage amount under our Key Executive Life Insurance Plan.

(b)	Retirement / Voluntary Resignation. The effects of a voluntary resignation by an NEO depend on whether the NEO is retirement eligible at the time of resignation. Retirement eligible means that the NEO is at least age 55 with ten or more actual or deemed years of service to the Company. If an NEO is retirement eligible, the NEO would receive:

•	Pro Rata Bonus: A pro rata portion of the AIA for the year of termination, calculated based on the NEO’s AIA for the prior year.

•

Value of Accelerated LTIA: 50% of SOs that are outstanding for more than one year continue to vest. RSAs and RSUs that have been outstanding for more than two years vest in part or in full based upon the length of the original vesting schedule. A pro rata portion of PG awards that have been outstanding for more than one year are paid. Mr. Henry would continue to vest in 100% of SO awards outstanding for at least one year, 100% of RSAs and RSUs outstanding for more than two years, 50% of RSAs and RSUs outstanding for two years or less and 50% of otherwise forfeited PG awards, due to his age and service.

•	Mr. Chenault’s amount includes 2010 AIA and PG awards (PG2008-10 and PG2009-10) that were paid in the form of RSUs.

•	Other Benefits: The cash surrender value of the life insurance under our Key Executive Life Insurance Plan.

Non-retirement eligible NEOs would forfeit the bonus for year of termination, outstanding SOs (vested and unvested), RSAs and RSUs, and PG awards.

(c)	Termination without Cause not in Connection with a Change in Control. In the event of termination without cause not in connection with a CIC, an NEO would receive:

•	Severance: Two years’ annual compensation, which includes two times base salary and two times the amount of the last AIA paid.

•

Value of Accelerated LTIA: For non-retirement eligible NEOs, SOs, RSAs, and RSUs continue to vest and remain exercisable during the severance period, and are canceled on the earlier of their expiration date (for SOs only), the end of the severance period, or the commencement of full-time outside employment. PG awards that remain outstanding at the end of the NEO’s severance period are canceled. For Messrs. Chenault and Henry, because they are retirement eligible, and based on their age and years of service, the SOs and RSUs unvested at the end of the severance period would vest in full. There would be no PG awards outstanding for either executive at the end of the severance period.

•

Deferred Compensation: Reflects two years of interest crediting (using the prior year’s interest rate assuming 4.24% for 1994-2004 programs) on the grandfathered amounts (amounts that were earned and vested prior to December 31, 2004). If the NEO is retirement eligible, amounts are paid at the time and in the form (lump sum or installments) elected by the NEO; otherwise the NEO’s account balance is paid in a lump sum—grandfathered amounts are paid at the end of the two-year severance period and all other amounts are paid on a date at least six months following the date of termination.

•

Other Benefits: Two years of contributions to U.S. medical, dental, health savings accounts (generally on the same basis as prior to termination), and premiums under the Key Executive Life Insurance Plan; perquisite allowance for the year of termination ($35,000 for all NEOs); and outplacement services ($100,000 for all NEOs).

(d)	Termination without Cause or Constructive Termination in Connection with a Change in Control. In the event of termination without cause or constructive termination in connection with a CIC, an NEO would receive:

•	Severance: Two years’ annual compensation, which includes two times base salary and two times the amount of the last AIA paid.

•	Pro Rata Bonus: A pro rata portion of the AIA for the year of termination calculated based on the average of the NEO’s two prior years’ AIA awards.

•

Value of Accelerated LTIA: For awards granted after December 2010, upon employment termination (“double-trigger”), 100% vesting of SOs, RSAs, and RSUs upon the CIC and a pro rata portion of outstanding PG awards based on the average of the payout percentages for the last two PG programs paid out before the CIC. For awards granted before January 2011, the same treatments apply, except employment termination is not required (“single-trigger”) for equity award vesting.

•

Deferred Compensation: Reflects two years of interest crediting (using the prior year’s interest rate assuming 4.24% for 1994-2004 programs) on the grandfathered amounts (amounts that were earned and vested prior to December 31, 2004). Grandfathered amounts are paid in a lump sum on a date that is at least six months following the date of termination. If the NEO is retirement eligible, all other account balances are paid at the time and in the form (lump sum or installments) elected by the NEO. If the NEO is not retirement eligible, all other account balances are paid in a lump sum on a date that is at least six months following the date of termination.

•

Other Benefits: Two years of contribution to U.S. medical, dental, and health savings accounts (generally on the same basis as prior to termination); outplacement services ($100,000 for all NEOs); and the cash surrender value of the life insurance under our Key Executive Life Insurance Plan.

•

Excise Tax Reimbursement and Tax Gross-Up: In the event that certain payments and benefits received by the NEO are treated as “excess parachute payments” for federal income tax purposes, and as a result the NEO is subject to excise tax on such benefits, then the NEO is entitled to receive a tax reimbursement and tax gross-up that puts the NEO in the same economic position had such excise tax not applied. Calculations to estimate the excise tax due under Sections 280G and 4999 of the Internal Revenue Code are complex and reflect a number of assumptions. We assume that a change in control occurred on December 31, 2010 at a stock price of $42.92 and that each executive’s employment is terminated. We also assume certain performance outcomes for AIA and PG, along with assumptions about interest rates and tax rates.

Effective January 2011, we will no longer provide excise tax reimbursements and tax gross-up payments in the case of a CIC, except with respect to previously existing incentive compensation plan awards.

Share Plans

The following table provides summary information with respect to the Company’s equity compensation plans under which the Company’s common shares may be issued to employees or non-employees (such as consultants or advisors) as of December 31, 2010, each of which was approved by shareholders. Information relating to employee stock purchase plans and employee savings plans (such as 401(k) plans) is not included. Information is provided in the aggregate for the Company’s equity compensation plans which have been approved by the Company’s shareholders. There are no plans that have not been approved by shareholders.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	59,712,560	$39.54	40,060,440
Equity compensation plans not approved by shareholders	0	0	0
Total	59,712,560	$39.54	40,060,440

ADVISORY VOTES ON EXECUTIVE COMPENSATION AND FREQUENCY OF “SAY ON PAY”

Item 3—Advisory Vote on Executive Compensation

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, the Company seeks your advisory vote on our executive compensation as described in the Compensation Discussion and Analysis and the tabular (and accompanying narrative) disclosure provided on pages 27 to 64. This proposal, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to express their view on our fiscal 2010 executive compensation programs and policies for the named executive officers. The vote does not address any specific item of compensation and is not binding on the Board. However, as the vote is an expression of our shareholders’ views on a significant matter, the Board will consider the outcome of the vote when making future executive compensation decisions.

At the direction of the Board of Directors, the Company maintains a dialogue with many of its shareholders on a number of topics including corporate governance and executive compensation. The Company has held a say on pay vote for the past two years. In tandem with the say on pay vote, the Company held discussions with shareholders to solicit their views on executive compensation generally and with respect to the Company. A number of shareholders have also communicated their views and rationales for their say on pay vote last year through correspondence to the Board of Directors and meetings with the Company. The Compensation Committee welcomed this input. The Company’s shareholders expressed the view that compensation should be aligned with performance, though there was a divergence of opinion as to how performance should be considered, with some shareholders more focused on shareholder returns, others on operating performance, and others expressing their view that the Company and its directors were best positioned to determine the correct performance measures. Some shareholders mentioned a preference to see additional deferral of incentive compensation.

As a result of these discussions, the Compensation Committee made a number of changes to the Company’s executive compensation program, described above in the Compensation Discussion and Analysis. The Compensation Committee believes these changes strengthen and reinforce the Company’s commitment to reward long-term value creation and align the long-term interests of our shareholders and executive officers.

The Board of Directors believes that the compensation of our executive officers is aligned with performance, is sensitive to our share price, appropriately motivates and retains our executives, and is a competitive advantage in attracting and retaining the high caliber of executive talent necessary to drive our business forward and build sustainable value for our shareholders.

The Board of Directors recommends that you vote FOR the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.

Item 4—Advisory Vote on Frequency of Executive Compensation Vote

Pursuant to regulations promulgated under the Securities Exchange Act of 1934, the Company seeks your advisory vote on the following proposal, which gives you as a shareholder the opportunity to inform the Company as to how often you wish the Company to include a “say on pay” proposal, similar to Item 3, in its annual proxy statement. The Board of Directors recommends that you vote to hold an advisory vote on executive compensation annually. While the vote is not binding on us, the Board intends to carefully consider the shareholder vote in determining how frequently to present shareholders with a say on pay vote.

The Company received differing views from its shareholders on the desired frequency of this vote. In making its recommendation for an annual advisory vote on executive compensation, the Board considered that an annual say on pay vote enables our shareholders to provide us with timely input on our compensation programs and practices. The Board also considered that the Company’s shareholders were provided with the opportunity to cast a say on pay vote in 2010 and 2009, and the Compensation Committee, which administers the Company’s executive compensation program, values the opinions expressed by shareholders and the discussions that have resulted from having presented a say on pay proposal for the past two years.

You may vote to hold a say on pay vote every one, two, or three years, or abstain from voting. This vote is not to approve or disapprove the Board’s recommendation.

The Board of Directors recommends that you vote to hold an advisory vote on executive compensation EVERY YEAR.

SHAREHOLDER PROPOSALS

Item 5—Shareholder Proposal Relating to Cumulative Voting for Directors

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Avenue, N.W., Washington, D.C. 20037, owner of 300 common shares, has advised us that she plans to introduce the following resolution:

RESOLVED: “That the stockholders of American Express, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 220,933,666 shares, representing approximately 24.04% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends that you vote AGAINST this proposal for these reasons:

Cumulative voting is one of those issues that has the appearance of fairness, but in reality could serve the interests of special interest groups. It could make it possible for such a group to elect one or more directors beholden to the group’s narrow interests. This could lead to factions and discord within the Board and undermine its ability to work effectively on behalf of the interests of all of the shareholders. The present system of voting utilized by the Company and by most leading corporations prevents the “stacking” of votes behind potentially partisan directors. We believe the present system is thus more likely to promote the election of a more effective Board in which each director represents the interests of all the shareholders.

Item 6—Shareholder Proposal Relating to the Calling of Special Shareholder Meetings

Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, owner of 2,000 common shares, has advised us that he plans to introduce the following resolution:

6—Special Shareowner Meetings

RESOLVED, “Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 20% of our outstanding common stock (or the lowest percentage permitted by law above 20%) the power to call a special shareowner meeting.”

“This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.”

Statement of Kenneth Steiner

“Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If share owners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring—when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.”

“This proposal topic won more than 60% support at the following companies: CVS Caremark, Sprint Nextel, Safeway, Motorola and R. R. Donnelley.”

“The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status:”

“The Corporate Library www.thecorporatelibrary.com, an independent research firm, rated our company “D” with “High Governance Risk” and “Very High Concern” regarding executive pay.”

“Annual incentive awards (AIA) were discretionary and not deductible under Section 162(m). Our company awarded $18 million in AIAs to named executive officers. CEO perquisites were nearly $1 million. This included $400,000 for personal use of private jets including trips to board meetings of other companies.”

“Each director on our executive pay committee received negative votes of between 10% and 19%. This included Richard McGinn who was designated a “Flagged (problem) Director” by The Corporate Library due to his tenure at Lucent when Lucent improperly booked $679 million in revenues. Mr. McGinn was also on our Nomination Committee.”

“Independence concerns included two inside directors and one inside-related director plus four directors with 12 to 15-years long tenure. Charlene Barshefsky and Steven Reinemund each had four directorships which was an over-extension concern. On the other hand our board was the only significant directorship for three of our directors. This could indicate a significant lack of current transferable director experience.”

“Please encourage our board to respond positively to this proposal: Special Shareowner Meetings—Yes on 6.”

The Board of Directors recommends that you vote AGAINST this proposal for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary because our shareholders already have the ability to call a special meeting. The Company’s by-laws allow holders of 25% of our common shares to call a special meeting of shareholders. The Board believes that a 25% ownership threshold, as opposed to the 20% threshold in the proposal, provides an appropriate balance between ensuring the Board’s accountability to a large percentage of shareholders and enabling the Board and management to operate the Company effectively.

The Company has hundreds of thousands of shareholders. The preparation and distribution of proxy materials, together with the solicitation and tabulation of votes, impose significant administrative and financial burdens on the Company. Share ownership thresholds to call special meetings are intended to strike a balance between the shareholders’ right to call a special meeting in appropriate circumstances and the risk that shareholders representing a minority position would seek to disrupt the Company with a special meeting. The proposal would permit minority shareholders to call a special meeting, even if shareholders holding up to 80% of our outstanding shares have little interest in or oppose the matters to be considered at the meeting.

We believe that if less than 25% of our shareholders want a special meeting, this demonstrates that the need for a special meeting is not so great as to warrant disrupting the conduct of our business and imposing unnecessary costs on the Company and its shareholders. In such circumstances, the Company believes that matters would be more efficiently and cost-effectively addressed through communications with management or the Board, or at our annual meeting of shareholders.

Additionally, our existing corporate governance policies and practices enable all shareholders to express their concerns on important matters. Under the proxy rules and the Company’s by-laws, shareholders may submit proposals for inclusion in the Company’s proxy statement, nominate directors for election, and present matters for consideration at the annual meeting. Each of our directors serves a one-year term and stands for re-election at the annual meeting. The Company’s by-laws also provide that directors must be elected by a majority vote in an uncontested election. The Company’s corporate governance documents do not contain super-majority voting provisions and we do not have a shareholder rights plan (or so-called poison pill). As described elsewhere in this proxy statement, shareholders also may communicate directly with the Board on important matters pertaining to the Company’s business.

Accordingly, the Board believes that our current by-laws and corporate governance practices ensure accountability to shareholders and enable the Board and management to operate the Company effectively.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

We engage in transactions, arrangements, and relationships with many other entities, including financial institutions and professional organizations, in the course of our ordinary business activities. Some of our directors, director nominees, executive officers, greater than 5% shareholders, and their immediate family members (each, a Related Person) may be directors, officers, partners, employees, or shareholders of these entities. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them. To the Company’s knowledge, since January 1, 2010 no Related Person has had a material interest in any of our ongoing business transactions or relationships except as described below.

In February 2007, the Board of Directors adopted a written Related Person Transaction Policy (Policy) governing Company transactions, arrangements, and relationships involving more than $120,000 in which a Related Person has a direct or indirect material interest (Related Person Transactions). Under the Policy, Related Person Transactions must be approved by the Nominating Committee. The Nominating Committee may approve a Related Person Transaction only if it determines, based on a review of the relevant facts and circumstances, that it is consistent with the best interests of the Company. In the event the Company becomes aware of a Related Person Transaction that was not approved under the Policy, the Nominating Committee will consider the options available to the Company, including ratification, revision, or termination of the Related Person Transaction. The Policy does not supersede any other Company policy or procedure that may apply to any Related Person Transaction, including its Governance Principles and Codes of Conduct.

The Company’s Secretary is responsible for assisting the Nominating Committee in carrying out its responsibilities under the Policy. Management is required to present to the Nominating Committee the material facts of any transaction that it believes may require review under the Policy. In cases where it is impracticable or undesirable to delay a decision on a proposed transaction until the next meeting of the Nominating Committee, the Chair of the Nominating Committee may review and approve the transaction. Any such approval must be reported to the full Nominating Committee at its next regularly scheduled meeting. If a matter before the Nominating Committee involves a member of the Nominating Committee or one of the member’s immediate family members, the member may not participate in the Nominating Committee’s deliberations or vote on such matter.

Pursuant to the Policy, the Nominating Committee has pre-approved certain categories of transactions that may constitute Related Person Transactions as being consistent with the best interests of the Company. These categories are:

•	executive officer compensation approved by the Board or the Compensation Committee;

•	non-employee director compensation approved by the Board or the Nominating Committee;

•	director and officer insurance payments and indemnification payments made in accordance with the Company’s certificate of incorporation or by-laws;

•

transactions in the ordinary course of business with entities at which a Related Person is a director, executive officer, employee, and/or a less than 10% beneficial owner, provided the amounts involved do not exceed the greater of $1 million or 1% of the other entity’s annual revenues;

•	transactions where the rates or charges are determined by competitive bids;

•

contributions by the Company or the American Express Foundation to a charitable organization at which a Related Person serves as a director, executive officer, and/or trustee, provided that the aggregate annual amount of such contributions, excluding contributions under the Company’s gift match program and contributions under the Company’s Directors’ Charitable Award Program, do not exceed the lesser of $1 million or 2% of the organization’s total annual revenues;

•	use of the Company’s products and services on terms and conditions similar to those available to other customers or employees generally; and

•	transactions in which all shareholders receive the same benefits on a pro rata basis.

Mr. Leonsis joined the Board of Directors in July 2010, at which time the Nominating Committee considered and approved Mr. Leonsis’s relationships with the Company. Mr. Leonsis was Chairman of the Board of Directors and a shareholder of Revolution Money Inc., which the Company acquired in January 2010 for a cash purchase price of approximately $305 million. As a selling shareholder, Mr. Leonsis was a party to the purchase agreement, which contained customary representations and warranties and seller indemnities. Approximately $30 million of the purchase price was placed into escrow to cover certain seller indemnity obligations. Pursuant to the agreement, half of the escrow was released pro rata to the sellers in January 2011, and the remainder (subject to satisfaction of any claims) will be released to them in January 2012. As a selling shareholder in the transaction, Mr. Leonsis received a payment of approximately $20.7 million at the closing, with an additional approximately $2.3 million placed into escrow.

Mr. Leonsis has been acknowledged as an innovator and Internet entrepreneur and during his career has been involved in identifying business opportunities and driving new strategies based on changing technologies, social media, and the Internet. After the acquisition of Revolution Money, Mr. Leonsis provided consulting services to Mr. Chenault and met with members of the Board of Directors. After meeting Mr. Leonsis and considering his unique background, experiences, and skills, the Nominating Committee determined that he would bring valuable expertise and experience to the Board of Directors, and in July 2010, the Board elected him as a director. The Board also asked Mr. Leonsis to continue to devote significant time beyond that spent as a director advising the Company in the areas of digital, online and mobile payments, strategic initiatives, technology developments, and potential transactions. Accordingly, at the time of his election to the Board, the directors also approved a consulting services agreement between Mr. Leonsis and the Company. Pursuant to this agreement, the Company has agreed to pay Mr. Leonsis a monthly fee of $83,333.33. The agreement is for a one-year term and is terminable by the Company at any time and for any reason. The agreement also contains customary confidentiality and exclusivity provisions. Mr. Leonsis is not considered an independent director; accordingly, he does not serve on the Audit and Risk, Nominating, or Compensation Committees of the Board.

Our executive officers and directors may from time to time take out loans from certain of our subsidiaries on the same terms that these subsidiaries offer to the general public. For example, our two U.S. Card-issuing banks may extend credit to our directors and executive officers under our charge or lending products. All indebtedness from these transactions is in the ordinary course of our business and is on the same terms, including interest rates, in effect for comparable transactions with other people. Such indebtedness involves normal risks of collection and does not have features or terms that are unfavorable to our subsidiaries. Our executive officers and directors may also have transactions with us involving other goods and services, such as travel services and investments in deposit products offered by subsidiaries of the Company. These transactions are also in the ordinary course of our business, and we provide them on terms that we offer to our customers generally.

Certain executive officers and directors are affiliated with companies with whom the Company has entered into ordinary course business relationships from time to time, including ordinary course merchant relationships pursuant to which these companies accept our charge and credit Card products and pay us fees when customers use these Cards. From time to time, we may enter into joint marketing or other relationships with one or more of these companies in the ordinary course that encourage customers to apply for and use our Cards. We also may provide ordinary course Commercial Card, travel services, or business insights to some of these companies for which these companies pay fees to us. We may engage in other commercial transactions with these companies and pay or receive fees in those transactions. We also have a number of similar ordinary course relationships with Berkshire Hathaway Inc., its affiliates, and companies in which they have significant investments. We have also purchased insurance products from a subsidiary of Berkshire Hathaway Inc. in the ordinary course of business and on arms-length terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers and beneficial owners of 10% or more of our common shares to file reports with the SEC. Based on our records and other information, we believe that all reports that were required to be filed under Section 16(a) during 2010 were timely filed.

DIRECTOR AND OFFICER LIABILITY INSURANCE

We have an insurance program in place to provide coverage for director and officer liability and fiduciary liability arising from employee benefit plans we sponsor. The coverage for director and officer liability provides that, subject to the policy terms and conditions, the insurance carriers will: (1) reimburse us when we are legally permitted to indemnify our directors and officers; (2) pay losses, including settlements, judgments, and legal fees, on behalf of our directors and officers when we cannot indemnify them; and (3) pay our losses resulting from certain securities claims. The fiduciary liability portion of the program covers: us; our employee benefits plans; and the directors, trustees, and employees who serve as fiduciaries for our employee benefit plans. Subject to the policy terms and conditions, it covers losses from alleged breaches of fiduciary or administrative duties, as defined in the Employee Retirement Income Security Act of 1974 or similar laws or regulations outside the United States.

Effective from November 30, 2010 to November 30, 2011, this insurance is provided by a consortium of carriers. ACE American Insurance Company is the lead insurer. XL Specialty Insurance Company, Illinois National Insurance Company, Federal Insurance Company, U.S. Specialty Insurance Company, Zurich American Insurance Company, Chartis Excess Limited, and Arch Insurance Company provide excess coverage. The program also includes supplemental layers dedicated exclusively to providing coverage for directors and officers when we cannot indemnify them. The supplemental layers are provided by XL Specialty Insurance Company, Illinois National Insurance Company, RLI Insurance Company, U.S. Specialty Insurance Company, Chartis Excess Limited, Federal Insurance Company, St. Paul Fire & Marine Insurance Company, Continental Casualty Company, and Liberty Mutual Insurance Company. We expect to obtain similar coverage upon expiration of the current program. The annual premium for the current program is approximately $7.1 million.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,

NOMINATION OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS

If a shareholder wants us to include a shareholder proposal in our proxy statement for the 2012 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, our Secretary must receive the proposal at our principal executive offices no later than November 23, 2011. Any such proposal must comply with all the requirements of Rule 14a-8.

Under our by-laws, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these advance notice procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Secretary of the Company at our principal executive offices. We must receive notice as follows:

•

We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that the 2012 Annual Meeting is held on schedule, we must receive notice pertaining to the 2012 Annual Meeting of Shareholders no earlier than January 3, 2012 and no later than February 2, 2012.

•

However, if we hold the 2012 Annual Meeting on a date that is not within 25 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

•

If we hold a special meeting to elect directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

Our by-laws provide that notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business, and certain other information about the shareholder. Any notice (other than a proposal pursuant to Rule 14a-8) that is received after the times specified above for proposed items of business will be considered untimely under Rule 14a-4(c) under the Securities Exchange Act of 1934. The persons named in the proxy for the meeting may exercise their discretionary voting power with respect to all such matters, including voting against them. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must comply with the requirements of the Company’s by-laws. You may obtain a copy of the Company’s by-laws at no cost from the Company’s Secretary. The contact information for the Company’s Secretary is on page  73.

OTHER MATTERS

Peter Lindner, a former employee of the Company, has pursued, through a variety of means, a number of personal grievances against the Company since his employment was terminated in 1998, including certain litigation related to last year’s annual meeting of shareholders. In January 2011, Mr. Lindner notified the Company of his request that he be listed by the Company as a nominee for election to the Company’s Board of Directors at the Meeting. The Nominating Committee considered Mr. Lindner’s request and determined not to nominate him as a director.

Mr. Lindner also submitted a shareholder proposal under Rule 14a-8 relating to the Company’s Code of Conduct for Employees (Lindner Proposal) for inclusion in this proxy statement. The Lindner Proposal seeks to amend the Code of Conduct for Employees to include mandatory penalties for non-compliance after review by independent outside experts. The Lindner Proposal has been excluded from this proxy statement pursuant to a no-action letter received under SEC Rule 14a-8.

Mr. Lindner has notified the Company in accordance with the Company’s advance notice requirements that he intends to present the Lindner Proposal directly at the 2011 Annual Meeting and to nominate himself as a director at the Meeting.

The Board of Directors and the Company’s management have not received notice of, and are not aware of, any business to come before the Meeting other than the agenda items referred to in this proxy statement and the submission of the Lindner Proposal which, while not included in this proxy statement, may be presented by Mr. Lindner at the Meeting. In such event, the named proxies will have discretionary voting authority under Rule 14a-4(c) of the Exchange Act with respect to the Lindner Proposal and intend to exercise such discretion to vote “AGAINST“ such proposal if presented at the Meeting. Adoption of the Lindner Proposal, like the other shareholder proposals that are on the Company’s agenda at the Meeting, requires the approval of the majority of the votes cast. Abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the vote on the Lindner Proposal. If any other matter comes before the Meeting, the named proxies will use their best judgment in voting the proxies.

Participants in the Solicitation

Under applicable SEC regulations, members of the Board and certain officers and employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Meeting. Certain information concerning these “participants” is set forth in the proxy statement and in Annex A hereto.

Solicitation of Proxies; Expenses

As a result of Mr. Lindner’s intended proxy solicitation for election as a director, we may incur additional costs in connection with our solicitation of proxies. We have retained Morrow & Co. LLC (Morrow) to assist us in the solicitation of proxies for a fee of $17,500 plus out-of-pocket expenses. If Mr. Lindner commences an actual solicitation of proxies, Morrow expects that approximately ten of its employees would assist in our solicitation. Our expenses related to the solicitation of proxies from shareholders this year would then exceed those normally spent for an annual meeting of shareholders. Such additional costs are expected to aggregate to approximately $100,000. These additional solicitation costs are expected primarily to consist of the increased fees of outside counsel.

* * * *

If you would like a copy of our 2010 Form 10-K, excluding certain exhibits, please contact Carol V. Schwartz, Secretary, American Express Company, 200 Vesey Street, New York, New York 10285.

We Encourage You to Vote

Please vote by telephone or the Internet or sign, date, and return the enclosed proxy or voting instruction form in the prepaid envelope. We encourage you to attend the May 2, 2011 Meeting. The Company will not require tickets for admission to the meeting. However, to assure that attendance is limited to shareholders, please bring with you some proof of your common share ownership, such as a current brokerage statement, and identification bearing a photograph. If you hold your shares in street name, you must obtain a valid legal proxy, executed in your favor, from the holder of record if you wish to vote these shares at the Annual Meeting. Please note that for security purposes, no cameras, camcorders, videotaping equipment, or other recording devices, and no large packages, banners, placards, or signs will be permitted in the Meeting.

KENNETH I. CHENAULT

Chairman and Chief Executive Officer

LOCATION OF THE 2011 ANNUAL MEETING OF SHAREHOLDERS OF AMERICAN EXPRESS COMPANY

Our world headquarters is the site of the 2011 Annual Meeting of Shareholders. We are located at 200 Vesey Street on the west side of Lower Manhattan in the World Financial Center.

BY SUBWAY

Take any of these subway lines: the A, C, E, R, W or the 1, 2, 3, 4, or 5 trains. All of these trains stop near the World Financial Center. The World Financial Center is located across the Westside Highway (also known as West Street) on the Hudson River. Our building is on the north side of the Winter Garden in the World Financial Center.

BY CAR OR TAXI

Take the Westside Highway in Lower Manhattan. Enter the World Financial Center by turning west on either Murray Street or Vesey Street. Go to the main entrance of our building located at the corner of Vesey Street and the Westside Highway.

If you need special assistance at the Meeting because of a disability, you may contact Carol V. Schwartz, our Secretary, by telephone at (212) 640-5714, by e-mail at carol.schwartz@aexp.com or by writing to her at the Company’s headquarters at 200 Vesey Street, New York, New York 10285.

ANNEX A

ADDITIONAL INFORMATION REGARDING PARTICIPANTS IN THE SOLICITATION

Under applicable SEC rules and regulations, members of the Board of Directors, the Board’s nominees, and certain officers and other employees of the Company are “participants” with respect to the Company’s solicitation of proxies in connection with the Meeting. The following sets forth certain information about the persons who are “participants.”

Directors and Nominees

The following table sets forth the names and business addresses of the Company’s directors (each of whom is also a nominee for director), as well as the names and principal business addresses of the corporation or other organization in which the principal occupations or employment of the directors is carried on. The principal occupations or employment of the Company’s directors are set forth under the heading Item 1—Election of Directors in this proxy statement.

Name	Business Name and Address
Daniel F. Akerson	General Motors Company 300 Renaissance Center M/C: 482-C39-B10 Detroit, MI 48265-3000

Charlene Barshefsky	WilmerHale 1875 Pennsylvania Avenue, NW Washington, DC 20006

Ursula M. Burns	Xerox Corporation 45 Glover Avenue Norwalk, Connecticut 06856

Kenneth I. Chenault	American Express Company 200 Vesey Street New York, New York 10285

Peter Chernin	Chernin Entertainment Inc. 1733 Ocean Avenue, Suite 300 Santa Monica, California 90401

Theodore J. Leonsis	Monumental Sports & Entertaiment, LLC 627 N. Glebe Road, Suite 850 Arlington, Virginia 22203

Jan Leschly	Care Capital LLC 47 Hulfish Street, Suite 310 Princeton, New Jersey 08542

Richard C. Levin	Yale University 105 Wall Street New Haven, Connecticut 06511

Richard A. McGinn	MR Investment Partners 845 Third Avenue, 6th Floor New York, New York 10022

Edward D. Miller	AXA Financial, Inc. 1290 Avenue of the Americas, 14th Floor New York, New York 10104

Name	Business Name and Address
Steven S Reinemund	Wake Forest University Schools of Business 1834 Wake Forest Road 2116 Worrell Professional Center Winston-Salem, North Carolina 27106

Robert D. Walter	The Robert D. Walter Company 330 West Spring Street, Suite 4 Columbus, Ohio 43215

Ronald A. Williams	AETNA Inc. 151 Farmington Avenue Hartford, Connecticut 06156

Certain Officers and Other Employees

The following table sets forth the name and principal occupation of the Company’s officers and employees who are “participants.” The principal business address of each such person is c/o American Express Company, 200 Vesey Street, New York, New York 10285.

Name	Principal Occupation
Ronald C. Stovall	Senior Vice President Investor Relations
Carol V. Schwartz	Secretary
Sherwood S. Willard, Jr.	Vice President Investor Relations

Information Regarding Ownership of the Company’s Securities by Participants

Except as described in this Annex A or in this proxy statement, none of the persons listed above under Directors and Nominees or Certain Officers and Other Employees owns any Company securities of record that they do not own beneficially. The number of Company securities beneficially owned by directors as of March 4, 2011 is set forth under the heading Ownership of Common Shares in this proxy statement. The number of Company securities beneficially owned by the Company’s officers and employees who are “participants” as of March 4, 2011 is set forth below.

Name	Company Securities Owned
Ronald C. Stovall	76,705.36
Carol V. Schwartz	10,987.78
Sherwood S. Willard, Jr.	6,929.89

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth purchases and sales of the Company’s securities during the past two years by the persons listed above under Directors and Nominees and Certain Officers and Other Employees. None of the purchase price or market value of the securities listed below is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Company Securities Purchased or Sold (02/01/09 through 03/01/11)

Name	Date	Number of Shares, Non- Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
Daniel F. Akerson	2/10/2009	182.072	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	114.156	(1)
	8/10/2009	114.722	(1)
	11/10/2009	95.274	(1)
	1/25/2010	10,000.000	(4)
	2/10/2010	100.289	(1)
	4/26/2010	3,164.557	(2)
	5/10/2010	88.061	(1)
	8/10/2010	100.020	(1)
	11/10/2010	101.139	(1)
Charlene Barshefsky	2/10/2009	329.000	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	206.278	(1)
	8/10/2009	192.091	(1)
	11/10/2009	159.526	(1)
	2/10/2010	167.923	(1)
	4/26/2010	3,164.557	(2)
	5/10/2010	147.449	(1)
	8/10/2010	158.673	(1)
	11/10/2010	160.448	(1)
Ursula M. Burns	2/10/2009	251.244	(1)
	3/31/2009	1,458.842	(3)
	3/31/2009	182.355	(3)
	4/23/2009	3,400.000	(2)
	5/9/2009	168.431	(1)
	6/30/2009	105.070	(3)
	6/30/2009	840.570	(3)
	8/10/2009	165.547	(1)
	9/30/2009	73.220	(3)
	9/30/2009	585.750	(3)
	11/10/2009	140.499	(1)
	12/31/2009	61.050	(3)
	12/31/2009	488.380	(3)
	2/10/2010	150.310	(1)
	3/31/2010	121.581	(3)
	3/31/2010	547.112	(3)
	4/26/2010	3,164.557	(2)
	5/10/2010	134.980	(1)
	6/30/2010	119.830	(3)
	6/30/2010	539.210	(3)
	8/10/2010	149.076	(1)
	9/30/2010	116.960	(3)
	9/30/2010	526.330	(3)
	11/10/2010	153.415	(1)
	12/31/2010	116.180	(3)
	12/31/2010	522.830	(3)

Name	Date	Number of Shares, Non- Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
Kenneth I. Chenault	2/21/2009	(357,838.000)	(9)
	3/31/2009	452.000	(17)
	6/30/2009	132.000	(17)
	9/30/2009	32.000	(17)
	11/30/2009	(444,413.000)	(16)
	11/30/2009	(610.000)	(11)
	11/30/2009	462,673.000	(6)
	12/7/2009	(10,943.000)	(11)
	12/7/2009	(4,863.000)	(11)
	12/7/2009	(4,863.000)	(11)
	12/7/2009	(3,647.000)	(11)
	12/7/2009	(2,026.000)	(11)
	12/7/2009	500.000	(11)
	12/7/2009	560.000	(11)
	12/17/2009	(2,460.000)	(11)
	12/17/2009	(560.000)	(11)
	12/17/2009	(500.000)	(11)
	12/31/2009	(89.000)	(17)
	1/25/2010	(24,003.000)	(16)
	1/25/2010	(21,500.000)	(16)
	1/25/2010	51,930.000	(14)
	1/25/2010	51,930.000	(14)
	1/26/2010	53,805.000	(15)
	1/26/2010	650,918.000	(7)
	2/23/2010	(1,044.000)	(11)
	3/31/2010	149.000	(17)
	5/21/2010	(375.000)	(11)
	5/21/2010	(2,500.000)	(11)
	5/21/2010	(5,000.000)	(11)
	5/24/2010	(500.000)	(11)
	5/24/2010	(1,000.000)	(11)
	5/24/2010	(2,080.000)	(11)
	6/30/2010	164.000	(17)
	8/9/2010	(570.000)	(11)
	9/30/2010	76.000	(17)
	11/3/2010	616,897.000	(6)
	11/3/2010	571,201.000	(6)
	11/3/2010	228,481.000	(6)
	11/3/2010	(89,000.000)	(10)
	11/3/2010	(1,328,857.000)	(10)
	11/8/2010	(12,000.000)	(11)
	12/1/2010	(228.000)	(11)
	12/31/2010	539.000	(11)
	12/31/2010	539.000	(11)
	12/31/2010	(539.000)	(11)
	12/31/2010	(539.000)	(11)
	12/31/2010	89.000	(17)
	1/26/2011	13,451.000	(14)

Name	Date	Number of Shares, Non- Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	1/26/2011	(4,872.000)	(16)
	1/27/2011	206,951.000	(13)
	1/27/2011	135,981.000	(13)
	1/27/2011	135,981.000	(8)
	1/27/2011	(170,000.000)	(10)
	1/31/2011	122,124.000	(14)
	1/31/2011	(55,524.000)	(16)
	1/31/2011	(4.000)	(17)
Peter Chernin	2/10/2009	111.915	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	70.169	(1)
	6/4/2009	8,000.000	(4)
	8/10/2009	77.780	(1)
	11/10/2009	5,400.000	(4)
	11/10/2009	64.594	(1)
	2/10/2010	67.994	(1)
	4/26/2010	3,164.557	(2)
	5/10/2010	59.704	(1)
	8/10/2010	72.013	(1)
	11/10/2010	72.819	(1)
Theodore J. Leonsis	10/25/2010	20,000.000	(4)
	02/25/11	5,000.000	(4)
Jan Leschly	2/10/2009	182.072	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	114.156	(1)
	8/10/2009	114.722	(1)
	11/10/2009	95.274	(1)
	2/10/2010	100.289	(1)
	4/22/2010	3,427.000	(6)
	4/26/2010	3,164.557	(2)
	5/10/2010	88.061	(1)
	8/10/2010	100.020	(1)
	11/10/2010	101.139	(1)
Richard C. Levin	2/10/2009	74.192	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	46.517	(1)
	8/10/2009	57.916	(1)
	11/10/2009	48.097	(1)
	2/10/2010	50.629	(1)
	4/26/2010	3,164.557	(2)
	5/10/2010	44.456	(1)
	8/10/2010	56.954	(1)
	11/10/2010	57.591	(1)
Richard A. McGinn	2/10/2009	182.072	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	114.156	(1)
	8/10/2009	114.722	(1)

Name	Date	Number of Shares, Non- Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	11/10/2009	95.274	(1)
	2/10/2010	100.289	(1)
	4/26/2010	3,164.557	(2)
	5/10/2010	88.061	(1)
	8/10/2010	100.020	(1)
	11/10/2010	101.139	(1)
Edward D. Miller	2/10/2009	262.148	(1)
	3/31/2009	1,458.842	(3)
	3/31/2009	91.178	(3)
	4/23/2009	3,400.000	(2)
	5/9/2009	174.662	(1)
	6/30/2009	52.540	(3)
	6/30/2009	840.570	(3)
	8/10/2009	170.489	(1)
	9/30/2009	36.610	(3)
	9/30/2009	585.750	(3)
	11/10/2009	144.436	(1)
	12/31/2009	30.520	(3)
	12/31/2009	488.380	(3)
	2/10/2010	154.528	(1)
	3/31/2010	60.790	(3)
	3/31/2010	547.112	(3)
	4/26/2010	3,164.557	(2)
	5/10/2010	138.235	(1)
	6/30/2010	59.910	(3)
	6/30/2010	539.210	(3)
	8/10/2010	152.044	(1)
	9/30/2010	58.480	(3)
	9/30/2010	526.330	(3)
	11/10/2010	156.173	(1)
	12/31/2010	58.090	(3)
	12/31/2010	522.830	(3)
Steven S Reinemund	2/10/2009	74.192	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	46.517	(1)
	8/10/2009	57.916	(1)
	11/10/2009	48.097	(1)
	2/10/2010	50.629	(1)
	4/26/2010	3,164.557	(2)
	5/10/2010	44.456	(1)
	8/10/2010	56.954	(1)
	11/10/2010	57.591	(1)
Robert D. Walter	2/10/2009	265.297	(1)
	4/23/2009	3,400.000	(2)
	5/9/2009	166.337	(1)
	8/10/2009	158.547	(1)
	11/10/2009	131.668	(1)

Name	Date	Number of Shares, Non- Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	2/10/2010	138.599	(1)
	3/12/2010	20,000.000	(4)
	4/26/2010	3,164.557	(2)
	5/10/2010	121.700	(1)
	8/10/2010	133.243	(1)
	11/10/2010	134.734	(1)
Ronald A. Williams	2/10/2009	113.580	(1)
	2/18/2009	20,000.000	(4)
	3/31/2009	1,458.840	(3)
	3/31/2009	182.355	(3)
	4/23/2009	3,400.000	(2)
	5/9/2009	82.118	(1)
	6/30/2009	105.070	(3)
	6/30/2009	840.570	(3)
	8/10/2009	93.057	(1)
	9/30/2009	73.220	(3)
	9/30/2009	585.750	(3)
	11/10/2009	80.299	(1)
	12/31/2009	61.050	(3)
	12/31/2009	488.380	(3)
	2/10/2010	87.161	(1)
	3/31/2010	121.581	(3)
	3/31/2010	486.320	(3)
	4/26/2010	3,164.557	(2)
	5/10/2010	79.082	(1)
	6/30/2010	119.830	(3)
	6/30/2010	479.300	(3)
	8/10/2010	93.623	(1)
	9/30/2010	116.960	(3)
	9/30/2010	467.850	(3)
	11/10/2010	97.098	(1)
	12/31/2010	116.180	(3)
	12/31/2010	464.740	(3)
Ronald C. Stovall	2/21/2009	(12,433.000)	(9)
	3/31/2009	22.000	(17)
	5/8/2009	8.410	(5)
	8/10/2009	7.215	(5)
	9/30/2009	1.000	(17)
	11/10/2009	5.698	(5)
	12/31/2009	14.000	(17)
	1/25/2010	(292.000)	(16)
	1/25/2010	(272.000)	(16)
	1/25/2010	688.000	(14)
	1/25/2010	750.000	(14)
	1/26/2010	5,250.000	(12)
	1/29/2010	(515.000)	(16)

Name	Date	Number of Shares, Non- Qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	1/29/2010	1,421.000	(14)
	2/10/2010	6.085	(5)
	3/31/2010	6.000	(17)
	4/26/2010	5,685.000	(6)
	4/26/2010	5,398.000	(6)
	4/26/2010	(5,398.000)	(10)
	4/26/2010	(5,685.000)	(10)
	6/30/2010	7.000	(17)
	9/30/2010	5.000	(17)
	12/31/2010	6.000	(17)
	1/25/2011	750.000	(14)
	1/25/2011	(304.000)	(16)
	1/26/2011	1,312.000	(14)
	1/26/2011	(853.000)	(16)
	1/27/2011	3,649.000	(12)
	1/29/2011	1,422.000	(14)
	1/29/2011	(516.000)	(16)
Carol V. Schwartz	2/2/2009	(112.000)	(16)
	2/21/2009	(8,225.000)	(9)
	5/8/2009	3.685	(5)
	8/10/2009	3.161	(5)
	12/1/2009	7,883.000	(6)
	12/1/2009	(7,883.000)	(10)
	1/25/2010	(101.000)	(16)
	1/25/2010	(89.000)	(16)
	1/25/2010	219.000	(14)
	1/25/2010	250.000	(14)
	1/26/2010	1,247.000	(12)
	1/26/2010	4,987.000	(8)
	1/29/2010	(318.000)	(16)
	1/29/2010	789.000	(14)
	2/1/2010	(103.000)	(16)
	2/1/2010	254.000	(14)
	5/29/2010	452.000	(14)
	5/29/2010	(182.000)	(16)
	8/2/2010	12,801.000	(6)
	8/2/2010	(12,801.000)	(10)
	11/4/2010	10,910.000	(6)
	11/4/2010	(10,910.000)	(10)
	1/25/2011	220.000	(14)
	1/25/2011	(99.000)	(16)
	1/26/2011	311.000	(14)
	1/26/2011	(139.000)	(16)
	1/27/2011	4,266.000	(8)
	1/27/2011	1,067.000	(12)
	1/29/2011	789.000	(14)
	1/29/2011	(353.000)	(16)

Name	Date	Number of Shares, Non- qualified Options, RSUs, RSAs, SEUs and Units in Retirement Savings Plan Acquired or (Disposed of)	Notes
	1/31/2011	254.000	(14)
	1/31/2011	(114.000)	(16)
Sherwood S. Willard, Jr.	2/2/2009	(112.000)	(16)
	2/2/2009	254.000	(14)
	3/31/2009	1.000	(17)
	10/30/2009	1,292.000	(12)
	1/25/2010	(75.000)	(16)
	1/25/2010	161.000	(14)
	1/26/2010	1,247.000	(12)
	1/26/2010	4,987.000	(8)
	1/29/2010	(455.000)	(16)
	1/29/2010	1,122.000	(14)
	2/1/2010	(119.000)	(16)
	2/1/2010	255.000	(14)
	10/30/2010	323.000	(14)
	10/30/2010	(130.000)	(16)
	1/25/2011	162.000	(14)
	1/25/2011	(73.000)	(16)
	1/26/2011	311.000	(14)
	1/26/2011	(139.000)	(16)
	1/27/2011	5,613.000	(8)
	1/27/2011	1,404.000	(12)
	1/29/2011	1,122.000	(14)
	1/29/2011	(502.000)	(16)
	1/31/2011	254.000	(14)
	1/31/2011	(114.000)	(16)

(1)	Share Equivalent Units acquired through dividend reinvestment.
(2)	Grant of Share Equivalent Units.
(3)	Grant of Share Equivalent Units in lieu of cash payment of director fees.
(4)	Open market acquisition.
(5)	Shares acquired through dividend reinvestment.
(6)	Exercise of Nonqualified Options.
(7)	Grant of performance-based Nonqualified Options.
(8)	Grant of Nonqualified Options.
(9)	Cancellation of Nonqualified Options upon lapse.
(10)	Open market sale.
(11)	Gift of shares.
(12)	Grant of Restricted Stock Units.
(13)	Grant of performance-based Restricted Stock Units.
(14)	Vesting of Restricted Stock Award or Restricted Stock Units.
(15)	Grant of performance-based Restricted Stock Award.
(16)	Shares withheld as payment of taxes or costs upon conversion, vesting, or exercise of Restricted Stock Units, Restricted Stock Awards, or Nonqualified Options.
(17)	Represents estimated quarterly increase (decrease) of shares held in the participant’s Retirement Savings Plan.
(18)	Grant of Restricted Stock Award.

Miscellaneous Information Concerning Participants

Except as described in this Annex A or in this proxy statement, neither any participant nor any of their respective associates or affiliates (together, Participant Affiliates) is either a party to any transaction or series of transactions since January 1, 2010 or has knowledge of any current proposed transaction or series of proposed transactions (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in this proxy statement, (a) no participant or Participant Affiliate, directly or indirectly, beneficially owns any securities of the Company or any securities of any subsidiary of the Company, and (b) no participant owns any securities of the Company of record but not beneficially.

Except as described in this Annex A or in this proxy statement, no participant or Participant Affiliate has entered into any agreement or understanding with any person with respect to any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party.

Except as described in this Annex A or in this proxy statement, there are no contracts, arrangements, or understandings by any participant or Participant Affiliate since January 1, 2010 with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Annex A or in this proxy statement, and excluding any director or executive officer of the Company acting solely in that capacity, no person who is a party to an arrangement or understanding pursuant to which a nominee for election as director is proposed to be elected has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting.

200 VESEY STREET NEW YORK, NY 10285

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 27, 2011 (for holders in employee benefit plans), or on May 1, 2011 (for all other shareholders). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 27, 2011 (for holders in employee benefit plans), or on May 1, 2011 (for all other shareholders). Have your proxy card in hand when you call and then follow the instructions. Toll free in the U.S. and Canada

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M31258-P07902	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN EXPRESS COMPANY		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors		☐	☐	☐
1. Election of Directors Nominees:
01) D.F. AKERSON 02) C. BARSHEFSKY 03) U.M. BURNS 04) K.I. CHENAULT 05) P. CHERNIN 06) T.J. LEONSIS 07) J. LESCHLY	08) R.C. LEVIN 09) R.A. MCGINN 10) E.D. MILLER 11) S.S REINEMUND 12) R.D. WALTER 13) R.A. WILLIAMS
					The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain

					4. Advisory vote on frequency of advisory executive compensation vote.	☐	☐	☐	☐

					The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain
Vote on Proposals The Board of Directors recommends you vote FOR the following proposals:					5. Shareholder proposal relating to cumulative voting for directors.		☐	☐	☐

2. Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2011.		For	Against	Abstain

6.   Shareholder proposal relating to the calling of

special shareholder meetings.

The proxies are authorized to vote in their discretion

upon any other matter that may properly come before

the meeting or any adjournment(s) or postponement(s)

thereof.

							☐	☐	☐
		☐	☐	☐
3. Advisory vote on executive compensation.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Signed proxies returned without specific voting instructions will be voted as the Board of Directors recommends.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Notice to employees participating in the American Express Retirement Savings Plan (“RSP”) or the Employee Stock Ownership Plan of Amex Canada, Inc. (“ESOP”).

Your voting instructions must be received on or before 11:59 P.M. Eastern Time,

Wednesday April 27, 2011, by Broadridge, which is acting on behalf of the Trustees of the Plans. If your voting instructions are not received by 11:59 P.M. Eastern Time, Wednesday, April 27, 2011,

the Trustees of the RSP and the ESOP will not vote the shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

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M31259-P07902

AMERICAN EXPRESS COMPANY

Proxy for the Annual Meeting of Shareholders

on Monday, May 2, 2011

The undersigned hereby appoints Daniel T. Henry, Louise M. Parent, and Carol V. Schwartz, or any of them, proxies or proxy, with full power of substitution, to vote all common shares of American Express Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at the Company’s headquarters at 200 Vesey Street, New York, NY 10285, on Monday, May 2, 2011 at 9:00 A.M., Eastern Time, and at any adjournment(s) or postponement(s) of the Meeting, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the Proxy Statement, and in their discretion upon any matter that may properly come before the Meeting or any adjournment(s) or postponement(s) of the Meeting. The undersigned hereby revokes any proxies submitted previously.

To ensure timely receipt of your vote and to help the Company reduce costs, you are encouraged to submit your voting instructions by Internet or by telephone. Follow the instructions on the reverse side of this card.

If you choose to submit your voting instructions by mail, mark, sign and date this proxy card on the reverse side and return it promptly in the envelope provided. You do not need to mark any boxes if you wish to vote as the Board of Directors recommends.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

(Please sign and date on the reverse side)